EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

FLEXIBLE SOLUTIONS INTERNATIONAL INC.,

an Alberta corporation,

FSI MERGER SUB I, INC.

a Delaware corporation,

FSI MERGER SUB II, INC.

a Delaware corporation,

and

LYGOS, INC.,
a Delaware corporation

____________________

Dated as of April 17, 2022

____________________

iii

2.20	Vote Required	23
2.21	No Financial Advisor	24
2.22	Disclosure; Company Information	24
2.23	Data Privacy and Security	24
2.24	Exclusivity of Representation and Warranties	25
2.25	Government Programs	25

Section 3.	REPRESENTATIONS AND WARRANTIES OF FSI AND THE MERGER SUBS	26
3.1	Organization	26
3.2	Capitalization	27
3.3	Authority	28
3.4	Non-Contravention; Consents	29
3.5	SEC Filings; Financial Statements	30
3.6	Absence of Changes	31
3.7	Title to Assets	32
3.8	Properties	32
3.9	Intellectual Property	32
3.10	Material Contracts	35
3.11	Absence of Undisclosed Liabilities	36
3.12	Compliance with Laws; Regulatory Compliance	36
3.13	Taxes and Tax Returns	38
3.14	Employee Benefit Programs	42
3.15	Labor and Employment Matters	43
3.16	Environmental Matters	44
3.17	Insurance	45
3.18	Government Programs	45
3.19	Transactions with Affiliates	45
3.20	Legal Proceedings; Orders	45
3.21	Inapplicability of Anti-Takeover Statutes	45
3.22	Vote Required	45
3.23	No Financial Advisor	46
3.24	[Reserved]	46
3.25	Disclosure; FSI Information	46

iv

3.26	Data Privacy and Security	46
3.27	Reporting Status and Applicable Canadian Securities Laws Matters	47
3.28	Exclusivity of Representation and Warranties	47

Section 4.	CERTAIN COVENANTS OF THE PARTIES	48
4.1	Access and Investigation	48
4.2	Operation of FSI’s Business	49
4.3	Operation of the Company’s Business	50
4.4	Negative Obligations	50
4.5	Exclusivity	54

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	55
5.1	Disclosure Documents	55
5.2	Stockholder or Shareholder Approval	55
5.3	Regulatory Approvals	56
5.4	[Reserved]	57
5.5	Indemnification of Officers and Directors	58
5.6	Reasonable Best Efforts.	58
5.7	Disclosure	59
5.8	Listing	59
5.9	Tax Matters	60
5.10	Cooperation	60
5.11	Post-Closing Directors and Officers	60
5.12	Stockholder Litigation	61
5.13	Section 16 Matters	61
5.14	[Reserved]	61
5.15	Form S-8	61

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	61
6.1	No Restraints	61
6.2	Stockholder and Shareholder Approval and Support Agreements	62
6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	62
6.4	Registration Statement / Proxy Statement	62

v

6.5	Stock Exchange Listing	62
6.6	Note Purchase Agreement	62

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FSI AND THE MERGER SUBS	62
7.1	Accuracy of Representations	62
7.2	Performance of Covenants	63
7.3	Officer’s Certificate	63
7.4	No Company Material Adverse Effect	63

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	63
8.1	Accuracy of Representations	63
8.2	Performance of Covenants	63
8.3	Officer’s Certificates	63
8.4	FSI 2022 Equity Incentive Plan	63
8.5	Resignation of FSI Directors	64
8.6	No FSI Material Adverse Effect	64

Section 9.	TERMINATION	64
9.1	Termination	64
9.2	Effect of Termination	65
9.3	Expenses	65

Section 10.	MISCELLANEOUS PROVISIONS	66
10.1	Non-Survival of Representations, Warranties and Covenants	66
10.2	Amendment	66
10.3	Waiver	66
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	66
10.5	Applicable Law; Jurisdiction	67
10.6	Waiver of Jury Trial	67
10.7	Attorneys’ Fees	67
10.8	Assignability	67
10.9	Notices	68
10.10	Severability	69
10.11	Other Remedies; Specific Performance	69
10.12	Construction	69

vi

Exhibits

Definitions	Exhibit A
FSI A&R Bylaws	Exhibit B
First Certificate of Merger	Exhibit C
Second Certificate of Merger	Exhibit D
FSI 2022 Equity Incentive Plan	Exhibit E

vii

Index of Defined Terms

Alternative Transaction	54
Antitrust Laws	12
Certificates of Merger	3
Closing	3
Closing Date	3
Company	1
Company Balance Sheet	12
Company Board Recommendation	55
Company Creator	14
Company Disclosure Schedule	9
Company Employee Programs	20
Company Financial Statements	12
Company Material Contract	16
Company Organizational Documents	10
Company Privacy and Data Security Policies	24
Company Privacy Requirements	24
Company Stock Certificate	7
Company Stockholder Approval	23
Company Stockholder Support Agreement	2
Effective Time	3
EPA	37
Exchange Agent	7
Final Surviving Entity	3
First Certificate of Merger	3
First Merger	1
First Step Surviving Corporation	3
Fractional Share Amount	6
FSI	1
FSI 2022 Equity Incentive Plan	63
FSI A&R Bylaws	1
FSI Balance Sheet	38
FSI Business Intellectual Property	33
FSI Creator	33
FSI Disclosure Schedule	26

viii

FSI Employee Programs	42
FSI Financial Statements	30
FSI Material Contract	35
FSI Permits	37
FSI Privacy and Data Security Policies	46
FSI Privacy Requirements	46
FSI Recommendation	56
FSI Regulatory Agency	37
FSI SEC Reports	30
FSI Shareholder Approval	45
FSI Shareholder Meeting	56
FSI Shareholder Proposal	56
FSI Support Agreement	2
HSR Act	12
Intended Tax Treatment	60
ITC	41
Lease	13
Letter of Transmittal	8
Liability	17
Merger	1
Merger Shares	5
Merger Sub I	1
Merger Sub II	1
Merger Subs	1
Note Purchase Agreement	2
Pre-Closing Period	48
Registration Statement / Proxy Statement	55
Reorganization	1
Restricted Shares	5
Rollover Option	6
Rollover Option Shares	6
SAFE Conversion Agreement	7
Second Certificate of Merger	3
Second Effective Time	3
Second Merger	1

ix

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 17, 2022, by and among Flexible Solutions International Inc., an Alberta, Canada corporation (“FSI”), FSI Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of FSI (“Merger Sub I”), FSI Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of FSI (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and Lygos, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, FSI, the Merger Subs and the Company intend to effect a reorganization (the “Reorganization”) in which, as steps in a single, integrated transaction, (i) Merger Sub I will merge with and into the Company in accordance with this Agreement and the DGCL, Merger Sub I will cease to exist, and the Company will become a direct, wholly owned subsidiary of FSI (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Merger Sub II in accordance with this Agreement and the DGCL, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of FSI (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”).

WHEREAS, the Board of Directors of FSI (i) has determined that the Merger is in the best interests of FSI and its shareholders, (ii) has approved this Agreement, the Merger, the issuance of FSI Common Shares to the Company Stockholders pursuant to the terms of this Agreement, the change of control of FSI, and the other actions contemplated by this Agreement, (iii) has determined to recommend that the shareholders of FSI vote to approve the FSI Shareholder Proposals and (iv) has approved the amended and restated bylaws, as set forth on Exhibit B, (the “FSI A&R Bylaws”).

WHEREAS, the Board of Directors of each of the Merger Subs (i) has determined that the Merger is advisable and in the best interests of such Merger Sub and its sole stockholder and (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable.

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the Company Stockholders approve the Company Stockholder Written Consent.

WHEREAS, FSI, the Merger Subs and the Company intend that the First Merger and the Second Merger are integrated steps in the Reorganization and that, for U.S. federal income tax purposes, the Reorganization constitutes a “reorganization” within the meaning of Section 368(a) of the Code, and further intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, pursuant to the terms and conditions of the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation of the Company”), in connection with the Closing and immediately prior to the Effective Time, all then outstanding shares of Company Preferred Stock will be converted on a one-for-one basis into shares of Company Common Stock.

WHEREAS, prior to the execution and delivery of this Agreement, (i) the Company and an investor have executed a Convertible Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which, among other things, the investor agrees to purchase the Notes upon the terms and subject to the conditions set forth therein, and the Company will use the proceeds from the sale of the Notes for general corporate purposes and to enable FSI to purchase immediately after the Effective Time 1,000,000 FSI Common Shares held by the Major Shareholder for a per share purchase price of $7.50 per share; and (ii) the Company has delivered such executed Note Purchase Agreement to FSI.

WHEREAS, in order to induce the Company to enter into this Agreement, (i) the Major Shareholder, (ii) the other directors and officers of FSI, and (iii) certain other FSI shareholders, which FSI shareholders beneficially own, together with the Major Shareholder and the other directors and officers of FSI, more than a majority of the outstanding FSI Capital Shares, concurrently with the execution and delivery of this Agreement, are entering into a support agreement (the “FSI Support Agreement”), providing that, among other things, such Persons will vote their FSI Capital Shares in favor of the proposals to be voted upon at the FSI Shareholder Meeting.

WHEREAS, in order to induce FSI and Merger Subs to enter into this Agreement, FSI and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into a support agreement (the “Company Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, FSI has entered into a registration rights agreement, to be effective as of the Closing, with the Major Shareholder.

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Daniel B. O’Brien has entered into an employment agreement with FSI, to be effective as of the Closing and (ii) George Murray has entered into an employment agreement with FSI, to be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Major Shareholder and the Company Founder has entered into an agreement with FSI not to sell certain securities of FSI until April 8, 2023.

2

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger

. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub I shall be merged with and into the Company. As a result of such Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a wholly owned subsidiary of FSI. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Second Effective Time (as defined in Section 1.3), the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity under the name “Lygos, Inc.” (sometimes referred to herein as the “Final Surviving Entity”).

1.2 Effect of the Mergers.

(a) First Merger. At and after the Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub I shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.

(b) Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Entity, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Merger Sub II shall attach to, and become the debts, liabilities and duties of, the Final Surviving Entity.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Orrick, Herrington and Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, CA 94105-2669, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as FSI and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” On the Closing Date, the Parties hereto shall cause the First Merger to be consummated by (a) filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and (b) making all other filings and recordings required under the DGCL. The term “Effective Time” shall mean the time of the filing of the First Certificate of Merger, or, if different, the time of effectiveness thereof that is specified therein. Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, FSI, the First Step Surviving Corporation and Merger Sub II shall cause a certificate of merger in accordance with the relevant provisions of the DGCL in substantially the form attached hereto as Exhibit D (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be filed with the Secretary of State of Delaware (the “Second Effective Time”).

3

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as the First Step Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub I as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Certificate of Incorporation of the First Step Surviving Corporation, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub I as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Bylaws of the First Step Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws;

(c) unless otherwise determined by FSI prior to the Second Effective Time, at the Second Effective Time, the Certificate of Incorporation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(d) unless otherwise determined by FSI prior to the Second Effective Time, the Bylaws of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the Bylaws of the Final Surviving Entity, until thereafter amended as provided by the DGCL and such Bylaws;

(e) the directors and officers of the First Step Surviving Corporation and the Final Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and the Final Surviving Entity, respectively, shall be selected by the Company, in its sole discretion, prior to the Effective Time;

4

(f) the directors and officers of FSI shall be selected by the Company, in its sole discretion, prior to the Effective Time;

(g) the Articles of Continuance of FSI shall be the FSI Articles immediately prior to the Effective Time, until thereafter amended as provided by such Articles of Continuance; and

(h) the Bylaws of FSI shall be the FSI Bylaws immediately prior to the Effective Time, until thereafter amended as provided by such FSI Bylaws; provided, however, that at the Effective Time, FSI shall amend and restate its Bylaws in accordance with the FSI A&R Bylaws and the FSI Shareholder Proposals.

1.5 Conversion of Shares; Company Options; SAFES.

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of FSI, Merger Subs, the Company or any stockholder of the Company:

(i) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(d), each share of Company Common Stock outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a number of FSI Common Shares equal to the Exchange Ratio (the “Merger Shares”).

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Merger Shares issued in exchange for such shares of Company Common Stock (the “Restricted Shares”) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, FSI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms. The parties hereto intend that the Restricted Shares issued in exchange for shares of Company Common Stock in accordance with Section 1.5(a) and this Section 1.5(b) will be treated as received in exchange for the applicable holder’s shares of Company Common Stock and agree to treat and report the receipt of the Restricted Shares for income Tax purposes as consideration for such holder’s shares of Company Common Stock and not as compensation for services, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

5

(c) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by FSI and converted into an option to acquire a number of FSI Common Shares at an adjusted exercise price per share, in each case, as determined under this Section 1.5(c) (each such resulting option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for FSI Common Shares; (ii) the number of FSI Common Shares subject to each Rollover Option shall be determined by multiplying the Exchange Ratio and rounding the resulting number down to the nearest whole number of FSI Common Shares (such FSI Common Shares issuable upon exercise of a Rollover Option, the “Rollover Option Shares”); and (iii) the per share exercise price for the Rollover Option Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Capital Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 1.5(c) shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of FSI Common Shares purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Prior to the Effective Time, the Company shall perform such actions as are required under the Company stock plans and the awards governing the Company Options in order to effect the treatment of the Company Options described in this Section 1.5(c).

(d) No fractional FSI Common Shares shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of FSI Common Shares (after aggregating all fractional FSI Common Shares issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive, from FSI in accordance with the provisions of this Section 1.5, in lieu of such fractional shares, one FSI Common Share (the “Fractional Share Amount”). The Parties acknowledge that payment of the Fractional Share Amount was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to FSI that would otherwise be caused by the issuance of fractional shares.

(e) Each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation.

(f) Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Final Surviving Entity.

6

(g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or FSI Common Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

(h) Prior to the Effective Time, unless otherwise determined by the Company in its sole discretion, the Company shall use commercially reasonable efforts to enter into an agreement (a “SAFE Conversion Agreement”) with each SAFE Party, pursuant to which each SAFE shall be terminated, effective as of immediately prior to the Effective Time, with each SAFE Party receiving the number of shares of Company Common Stock set forth in the applicable SAFE Conversion Agreement; provided, however, that the Company shall not be obligated to agree to a SAFE Party receiving any consideration different than or greater in amount or value than as provided in the applicable SAFE.

1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate or documentation previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to FSI or the Final Surviving Entity, such Company Stock Certificate shall be canceled or terminated and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Exchange Agent; Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, FSI shall appoint an exchange agent mutually agreed upon by FSI and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Company Stock Certificates, if any, representing the Company Capital Stock and each Company Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Merger Shares issuable in respect of such Company Capital Stock pursuant to Section 1.5 and on the terms and subject to the other conditions set forth in this Agreement. Each of FSI and the Company shall mutually agree to any changes to the Letter of Transmittal (as defined below) in order to satisfy any requirements of the Exchange Agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

7

(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), FSI shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders (i) a letter of transmittal in customary form and containing such provisions as FSI and the Company shall reasonably agree (including (A) a provision confirming that delivery of Company Stock Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to FSI) and (B) a general release of all claims against the Company and FSI) (“Letter of Transmittal”); and (ii) instructions for use in effecting the surrender of Company Stock Certificates, if any, in exchange for certificates representing the Merger Shares and the Fractional Share Amount. Upon surrender of a Company Stock Certificate or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal, if any, to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by FSI or the Exchange Agent, (A) the holder of such Company Capital Stock shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Merger Shares that such holder has the right to receive (and the Fractional Share Amount) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate, if any, so surrendered shall be canceled. If any certificates evidencing shares of Merger Shares are to be issued in a name other than that in which the surrendered Company Stock Certificate or the transferred Company Common Stock is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered or the transferred Company Common Stock shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate or shall otherwise be in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate or transfer for shares of Merger Shares in any name other than that of the registered holder of the Company Stock Certificate surrendered or the transferred Company Capital Stock or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) If a properly completed and duly executed Letter of Transmittal, together with any Company Stock Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 1.7(b) (i) at least one (1) Business Day prior to the Closing Date, then FSI and the Company shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Company Capital Stock on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then FSI and the Company (or the Final Surviving Entity) shall take all necessary actions to cause the applicable portion of the Merger Shares to be delivered to the applicable holder of Company Capital Stock within two (2) Business Days after such delivery.

(d) Any portion of the Merger Shares not obtained by the holders of Company Capital Stock twelve (12) months following the Closing Date shall be delivered to FSI or as otherwise instructed by FSI, and any holders of Company Capital Stock who have not exchanged his, her or its Company Capital Stock for the applicable portion of the Merger Shares prior to that time shall thereafter look only to FSI for the issuance of the applicable portion of the Merger Shares, without any interest thereon. No party to this Agreement or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Shares remaining unclaimed by the holders of Company Capital Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of FSI free and clear of any claims or interest of any Person previously entitled thereto.

8

(e) No dividends or other distributions declared or made with respect to Merger Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Merger Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(f) Each of FSI, Merger Subs, the Company and the Final Surviving Entity shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive Merger Shares and/or a Fractional Share Amount pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment; provided, that the person responsible for the withholding shall notify the recipient of any such payment of any such withholding requirement prior to making any such withholding and shall use commercially reasonable efforts to reduce or eliminate such withholding obligation. To the extent that amounts are so withheld or deducted and timely paid to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Final Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Final Surviving Entity shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of the Merger Subs and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to FSI and the Merger Subs as follows, except as set forth in the written disclosure schedule delivered by the Company to FSI (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2.

2.1 Organization. The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Section 2.1 of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Group Companies is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

9

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 60,150,347 shares of Company Preferred Stock. As of the date hereof, there are 20,853,976 shares of Company Common Stock issued and outstanding and 56,324,126 shares of Company Preferred Stock issued and outstanding. 6,648,543 shares of the Company Preferred Stock are designated Series A-1 Preferred Stock, all of which are issued and outstanding; 13,404,958 shares of the Preferred Stock are designated Series A-2 Preferred Stock, all of which are issued and outstanding; 284,090 shares of the Preferred Stock are designated Series A-3 Preferred Stock, all of which are issued and outstanding; 136,462 shares of the Preferred Stock are designated Series A-4 Preferred Stock, all of which are issued and outstanding; 8,788,202 shares of the Preferred Stock are designated Series A-5 Preferred Stock, all of which are issued and outstanding; 125,239 shares of the Preferred Stock are designated Series A-6 Preferred Stock, all of which are issued and outstanding; 16,757,251 shares of the Preferred Stock are designated Series B Preferred Stock, all of which are issued and outstanding; and 14,005,602 shares of the Preferred Stock are designated Series B-2 Preferred Stock, of which 10,179,381 shares are issued and outstanding. The Company has two equity incentive plans. As of the date of this Agreement, the Company had reserved an aggregate of 22,447,499 shares of Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which 2,838,777 shares are available for issuance. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 1.5(c). As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the certificate of incorporation, bylaws and other charter and organizational documents of each Group Company, including all amendments thereto (the “Company Organizational Documents”) and all applicable Laws. Except for Company Options granted under the Company Option Plan and the Notes issued pursuant to the Note Purchase Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

10

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock, on a holder-by-holder basis.

2.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement and all other documents required to be executed by the Company in connection with the Contemplated Transactions has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4 Non-Contravention; Consents.

(a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on any Group Company’s assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which a Group Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (vi) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Group Companies or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(a) for any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, change of control, penalty or Encumbrances that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

11

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Group Companies in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including (A) the filing of the Registration Statement / Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act; and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE American, (v) such filings and notifications as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any other applicable federal, state or foreign law, regulation, order, decree or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.5 Financial Statements. Section 2.5 of the Company Disclosure Schedule includes true and complete copies of each of the following: the unaudited consolidated balance sheet of the Company as of December 31, 2021, and the related unaudited consolidated statement of operations of the Company for the year then ended (such financial statements, collectively, the “Company Financial Statements”). The Company Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (b) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of December 31, 2021, included in Section 2.5 of the Company Disclosure Schedule is hereinafter referred to as the “Company Balance Sheet.”

12

2.6 Absence of Changes. Since the date of the Company Balance Sheet, (a) the Company Business has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.7 Title to Assets. The Group Companies own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible material properties or assets and equipment used or held for use in their business or operations or purported to be owned by them. Except as described in Section 2.7 of the Company Disclosure Schedule, all of such properties or assets are owned by the Group Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.8 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances, except as have been disposed of since the date of the Company Balance Sheet in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which any Group Company leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Group Companies nor, to the Company’s Knowledge any other party to a Lease, is in violation of any provision of any Lease, (iii) neither the Group Companies nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) none of the Group Companies have received written notice that it has violated or defaulted under any Lease.

2.9 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all necessary fees and filings with respect to any material Company Registered Intellectual Property have been paid in full and timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars to maintain ownership of and/or rights to such material Company Registered Intellectual Property in full force and effect, and (ii) no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement, there are no material Legal Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any material Company Registered Intellectual Property and, to the Company’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

13

(b) A Group Company owns all right, title and interest in and to or has a valid right to use all material Intellectual Property Rights used in or necessary for the Company Business free and clear of all Encumbrances or obligations to others (other than Permitted Encumbrances), except has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Group Company has (i) transferred ownership of, granted any exclusive license or right, or granted any other license or right material to the Company Business with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used in or necessary for the Company Business to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by such Group Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company-Owned Intellectual Property (including all of the Company’s rights therein) is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and, to the Company’s Knowledge, all of the Group Companies’ rights in the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current and former employee, consultant, advisor or independent contractor of any Group Company that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Intellectual Property Rights for the Group Companies since the Group Companies’ inception (each such person, a “Company Creator”) has agreed under a valid and enforceable confidentiality agreement to maintain and protect the trade secrets and confidential information of all Group Companies and has validly transferred and assigned to a Group Company all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such Company Creator in the course of such Company Creator’s employment or other engagement with such Group Company or has granted the Group Companies the right to exploit, sufficient for the conduct of the Company’s Business as currently conducted, such Intellectual Property Rights.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by each Group Company or any trade secrets, know-how and other confidential information of any third party made available to any Group Company.

14

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company-Owned Intellectual Property and, to the Company’s Knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by any of the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, neither the conduct of the Company’s Business nor any of the Company Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by any of the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, has constituted or has resulted from an unauthorized use or misappropriation of or has otherwise violated any valid and enforceable Intellectual Property Rights of any other Person and (ii) there is no Legal Proceeding pending, or, to the Company’s Knowledge, threatened, nor has any Group Company received any communications (a) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (b) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (c) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of any of the Group Companies or to the conduct of the Company’s Business, and to the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the Group Companies to conduct the Company Business and operate in accordance with their specifications and related documentation and perform in a manner that permits the Group Companies to conduct the Company Business, (ii) no Group Company has experienced any disruption to, or interruption in, the Company Business attributable to a defect, bug, breakdown or other failure or deficiency of any Company IT System, (iii) the Group Companies have taken reasonable measures, consistent with current industry standards, to protect the confidentiality and security of the Company IT Systems (and all information stored thereon or transmitted thereby), including by implementing commercially reasonable back-up and disaster prevention and recovery measures, and (iv) there has been no unauthorized use, access, interruption, modification or corruption of any Company IT Systems (or information stored thereon or transmitted thereby).

(j) No Group Company has developed any Software that is material to the Company Business.

15

2.10 Material Contracts. Section 2.10 of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which a Group Company is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which a Group Company becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) for the purchase or sale of materials, supplies, goods, services, equipment or other assets requiring annual payments by the Group Companies of, or pursuant to which in the last year a Group Company paid, in the aggregate, $100,000 or more;

(c) that relates to any material partnership, joint venture, strategic alliance or other similar Contract;

(d) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $250,000 in the aggregate;

(e) relating to severance or change-in-control Contracts;

(f) in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year a Group Company paid or received, in the aggregate, $100,000 or more;

(g) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Group Companies;

(h) with any Governmental Authority;

(i) any Contract with (a) an executive officer or director of a Group Company or any of such executive officer’s or director’s immediate family members, in each case, excluding any Contract terminable at will without liability or notice, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than a Group Company);

(j) that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(k) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Group Companies or for the grant to any Person of any preferential rights to purchase any of the Group Companies’ assets, other than in the Ordinary Course of Business; or

16

(l) with respect to material Company Licensed Intellectual Property or Company Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000 over the life of the Contract (other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors).

Except for breaches, violations of defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Material Contracts is valid and in full force and effect and (ii) none of the Group Companies, nor to the Company’s Knowledge any other party to a Company Material Contract, is in violation of any provision of any Company Material Contract.

2.11 Absence of Undisclosed Liabilities. As of the date of this Agreement, the Group Companies have no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (each a “Liability”), individually or in the aggregate, except for Liabilities: (a) adequately shown on the Company Balance Sheet, (b) incurred in the ordinary course of business since the date of the Company Balance Sheet and that do not arise out of, result from, or relate to any tort, infringement or breach or violation of, or default under, a Contract or applicable Law, (c) arising under this Agreement, (d) individually or in the aggregate, that would not be reasonably likely to have a Company Material Adverse Effect, or (e) as set forth on Section 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Laws; Regulatory Compliance.

(a) The Group Companies are in compliance in all material respects with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Group Companies is pending or, to the knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect.

(b) International Trade & Anti-Corruption Laws.

(i) Neither the Group Companies nor, to the Company’s Knowledge, any of their Representatives is or has been, in the past five years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a Sanctioned Country; or (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii). The Group Companies are, and for the past five years have been, in compliance with applicable Sanctions in all material respects.

17

(ii) Neither the Group Companies nor, to the Company’s Knowledge, any of their Representatives for the benefit of the Group Companies, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

2.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Group Companies has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b) The Group Companies (i) have paid (or has had paid on their behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) have withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party.

(c) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Company Balance Sheet, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d) The Company has delivered to FSI correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Group Companies for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e) There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Group Companies.

(f) The Group Companies are not currently the beneficiary of any extension of time within which to file any material Tax Return.

(g) The Group Companies have not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a Taxing Authority to the Group Companies with respect to a material Tax Return of the Group Companies.

18

(i) The Group Companies have not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) The Group Companies have not distributed stock of a corporation, or have had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Group Company is a party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l) The Group Companies (A) are not nor have they ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns (other than a group in which the parent is the Company) or (B) have no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(m) No Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No Group Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(o) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting prior to the Closing;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii) installment sale or open transaction disposition made prior to the Closing;

(iv) prepaid amount received prior to the Closing; or

(v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

19

(p) No written claim has been made by any Taxing Authority to the Group Companies that a Group Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Group Companies (the “Company Employee Programs”).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Group Companies do not know, nor should they reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) prohibited transaction, as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Company Employee Program.

(d) None of the Group Companies nor any ERISA Affiliate has ever sponsored, maintained, administered or contributed (or had an obligation to contribute to), or is reasonably expected to have any direct or indirect liability with respect to: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

20

(e) The Group Companies are not party to any written (i) agreement with any stockholders, director, or employee of a Group Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Group Companies of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding a Group Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall arise or be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. None of the Company Employee Programs provide for retiree medical or life insurance benefits to any current or former employee, officer or director of any Group Company, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law.

(f) There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has any Group Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate the Group Companies or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under the Company Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

21

2.15 Labor and Employment Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies are, and since the date of incorporation of the Company have been, in compliance with all applicable Laws relating to labor and employment, including those related to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) No Group Company is, or since the date of incorporation of the Company has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no employees of any Group Company are represented by a labor union, and there have not been any, and, to the Company’s Knowledge, there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former employee. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against any Group Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former employee with respect to any Group Company. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting any of the Group Companies, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is, and has been since the date of incorporation of the Company, in material compliance with the Worker Adjustment and Retraining Notification Act and has no current material liabilities or other material obligations thereunder.

2.16 Environmental Matters. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Group Companies are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) the Group Companies have not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by a Group Company at or on the Company Leased Real Property or any property or facility that a Group Company previously owned or leased that requires reporting, investigation or remediation by a Group Company pursuant to any Environmental Law;

(c) the Group Companies have not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

22

(d) to the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Law.

2.17 Insurance. The Company has delivered or made available to FSI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Group Companies. Each of such insurance policies is in full force and effect and the Group Companies are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of incorporation of the Company, the Group Companies have not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the knowledge of the Company, there is no pending workers’ compensation or other claim under or based upon any insurance policy of a Group Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Group Companies was, as of the date of such provision, accurate and complete in all material respects. The Group Companies have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Group Companies, and no such carrier has issued in writing to the Company a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Group Companies of its intent to do so.

2.18 Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened against, any Group Company before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.19 Inapplicability of Anti-Takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreement or any of the other Contemplated Transactions.

2.20 Vote Required. The affirmative vote (or action by written consent) of (a) the holders of a majority of the outstanding shares of the Senior Preferred Stock (voting together as a single class on an as-converted basis), as defined in the Certificate of Incorporation of the Company, and (b) the holders of the majority of the outstanding shares of the Series B Preferred Stock and the Series B-2 Preferred Stock (voting together as a single class on an as-converted basis), as such terms are defined in the Certificate of Incorporation of the Company (the “Company Stockholder Approval”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

23

2.21 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.22 Disclosure; Company Information. The information in the Registration Statement / Proxy Statement relating to the Company will not, on the date the Registration Statement / Proxy Statement is first mailed or made available to the FSI Shareholders or at the time of the FSI Shareholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Group Companies with respect to the information that has been or will be supplied by FSI and the Merger Subs or any of their Representatives for inclusion in the Registration Statement / Proxy Statement.

2.23 Data Privacy and Security. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Company Privacy and Data Security Policies”). Each Group Company has at all times complied in all material respects with all applicable Privacy Laws, the Company Privacy and Data Security Policies and contractual obligations entered into by a Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data (collectively, the “Company Privacy Requirements”).

(b) As of the date hereof, the Company has not received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Company Privacy Requirements.

(c) Since the incorporation of the Company, (i) there has been no material unauthorized Processing of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) to the Company’s Knowledge, there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

24

(d) Each Group Company owns or has a binding Contract in place to use the Company IT Systems as necessary to operate the Company Business as currently conducted in all material respects.

(e) Each Group Company has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. Each Group Company maintains backups of all data used to conduct the business of such Group Company at a reasonable frequency.

2.24 Exclusivity of Representation and Warranties. Except as otherwise expressly provided in this Section 2 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Group Companies, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to FSI, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to FSI, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to FSI, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

2.25 Government Programs. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no agreements, loans, funding arrangements or assistance programs are outstanding in favor of any Group Company from any Governmental Authority, and, to the knowledge of Company, no basis exists for any Governmental Authority to seek payment or repayment from any Group Company of any amount or benefit received, or to seek performance of any obligation of any Group Company, under any such program.

25

Section 3. REPRESENTATIONS AND WARRANTIES OF FSI AND THE MERGER SUBS

FSI and the Merger Subs represent and warrant to the Company as follows, except as set forth in (x) the FSI SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by FSI to the Company (the “FSI Disclosure Schedule”). The FSI Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the FSI Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1 Organization.

(a) FSI is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the Province of Alberta, Canada. FSI has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. FSI is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. The constating documents of FSI, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and FSI is not in violation of any respective provisions thereof.

(b) The Merger Subs are corporations duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. The Merger Subs were formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub I, which consists of 10 shares of Common Stock, $0.001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by FSI, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. All of the issued and outstanding capital stock of Merger Sub II, which consists of 10 shares of Common Stock, $0.001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by FSI, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, the Merger Subs have not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The certificates of incorporation and bylaws of the Merger Subs, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect, and the Merger Subs are not in violation of any respective provisions thereof.

(c) Each of FSI’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of FSI’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of FSI’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of FSI’s Subsidiaries (other than the Merger Subs), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect, and such Subsidiaries of FSI are not in violation of any provision thereof.

26

3.2 Capitalization.

(a) As of the date hereof, the authorized capital shares of FSI consists of an unlimited number of FSI Common Shares and an unlimited number of FSI Preferred Shares. As of the date hereof, there are 12,375,746 FSI Common Shares issued and outstanding and no FSI Preferred Shares are issued and outstanding. As of the date hereof, there are no FSI Common Shares and no FSI Preferred Shares held in the treasury of FSI. FSI has no FSI Common Shares or FSI Preferred Shares reserved for issuance other than as described above or as set forth in Sections 3.2(b) or 3.2(c) below. The outstanding FSI Common Shares have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon FSI at the time at which they were issued and were issued in compliance with the FSI Articles and FSI Bylaws and all applicable Laws. Except for the FSI Stock Options issued pursuant to the FSI Stock Option Plan, FSI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for FSI to issue, deliver, or sell, or cause to be issued, delivered, or sold any FSI Common Shares or any other equity security of FSI or any Subsidiary of FSI or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any FSI Common Shares or any other equity security of FSI or any Subsidiary of FSI or obligating FSI or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of FSI.

(b) As of the date hereof, there are 771,000 FSI Common Shares issuable upon exercise of all outstanding FSI Stock Options, subject to adjustment on the terms set forth in the FSI Stock Option Plan. Section 3.2(b) of the FSI Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each FSI Stock Option, (ii) the date each FSI Stock Option was granted, (iii) the number, issuer and type of securities subject to each such FSI Stock Option, (iv) the expiration date of each such FSI Stock Option, (v) the vesting schedule of each such FSI Stock Option, (vi) the price at which each such FSI Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of FSI Common Shares issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, FSI Stock Options and (viii) whether and to what extent the exercisability of each FSI Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

27

(c) Section 3.2(c) of the FSI Disclosure Schedule lists each Subsidiary of FSI, other than the Merger Subs, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by FSI and (ii) the jurisdiction of incorporation or organization. No Subsidiary of FSI has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of FSI to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of FSI (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by FSI free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon FSI or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

(d) The Merger Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable. The issuance of the Merger Shares and the first trade by a holder of such securities shall be exempt from registration or prospectus requirements in Canada.

(e) All trades of FSI’s securities were, at all relevant times, based in part on the representations and warranties of the purchasers, if applicable, exempt from registration or prospectus requirements in Canada.

3.3 Authority. Each of FSI and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the FSI Shareholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the Boards of Directors of FSI and the Merger Subs by unanimous vote of the directors participating in such votes. The approval of the FSI A&R Bylaws has been duly and validly adopted and approved by the Board of Directors of FSI. The Board of Directors of FSI has recommended that the shareholders of FSI approve the FSI Shareholder Proposals at the FSI Shareholder Meeting. The Boards of Directors of the Merger Subs have declared this Agreement advisable and has recommended that the sole stockholder of the Merger Subs adopt this Agreement and approve the Merger. Except for FSI Shareholder Approvals and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of FSI or the Merger Subs is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions and no filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary by FSI in connection with the consummation of the Merger and the other Contemplated Transactions, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which if not received would not, either individually or in the aggregate, reasonably be expected to have an FSI Material Adverse Effect. This Agreement and all other documents required to be executed by FSI in connection with the Contemplated Transaction has been duly and validly executed and delivered by FSI and the Merger Subs, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of FSI and the Merger Subs, enforceable against FSI and the Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

28

3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by FSI and the Merger Subs does not, and the consummation by FSI and the Merger Subs of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the FSI Articles or FSI Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of FSI, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on FSI’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any FSI Material Contract or other agreement, instrument or obligation to which FSI or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the FSI Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (vi) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to FSI or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, an FSI Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to FSI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by FSI and the Merger Subs or the consummation by FSI and the Merger Subs of the Contemplated Transactions, except for (i) obtaining the FSI Shareholder Approval, (ii) the filing of the Certificates of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which FSI is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with the FSI Shareholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Registration Statement / Proxy Statement with the SEC in accordance with the Securities Act and the Exchange Act; and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NYSE American, (v) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by FSI, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, an FSI Material Adverse Effect.

29

3.5 SEC Filings; Financial Statements.

(a) FSI has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the forms, statements, reports and documents filed or furnished and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “FSI SEC Reports”). Each of the FSI SEC Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the FSI SEC Reports, or, if not yet filed or furnished, will, to the knowledge of FSI, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the FSI SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the FSI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any FSI SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, to FSI’s Knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) As of the date of this Agreement, FSI has timely responded to all comment letters of the staff of the SEC relating to the FSI SEC Reports, and the SEC has not advised FSI that any final responses are inadequate, insufficient or otherwise non-responsive. FSI has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence during the past five (5) years between the SEC, on the one hand, and FSI and any of its Subsidiaries, on the other hand, and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of FSI, as of the date of this Agreement, none of the FSI SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the FSI SEC Reports fairly presents, in all material respects, the consolidated financial position of FSI and its consolidated Subsidiaries as of its date, or, in the case of the FSI SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of FSI and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the FSI SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of FSI SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “FSI Financial Statements”).

30

(d) FSI has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the knowledge of FSI, such system is effective in providing such assurance. FSI (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by FSI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to FSI’s auditors and the Audit Committee of the Board of Directors of FSI (and made summaries of such disclosures available to the Company) (A) (1) any deficiencies in the design or operation of internal control over financial reporting that would adversely affect FSI’s ability to record, process, summarize and report financial information and (2) any weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FSI’s internal controls over financial reporting. Each of FSI and its Subsidiaries have complied with or addressed such deficiencies, weaknesses or fraud. FSI is in compliance with all effective provisions of the Sarbanes-Oxley Act.

(e) Each of the principal executive officers of FSI and the principal financial officers of FSI (or each former principal executive officer of FSI and each former principal financial officer of FSI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the FSI SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. None of FSI or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

3.6 Absence of Changes. Since the date of the FSI Balance Sheet, (a) the FSI Business has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

31

3.7 Title to Assets. Each of FSI and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. Except as described in Section 3.7 of the FSI Disclosure Schedule, all of said assets are owned by FSI and its Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.

3.8 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI and its Subsidiaries have the exclusive right to possess, use and occupy and have good and marketable title to in fee simple, or valid leasehold interests in, all property and assets reflected on the FSI Balance Sheet or acquired after the date of the FSI Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances, except as have been disposed of since the date of the FSI Balance Sheet in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) each Lease under which FSI or any Subsidiary leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither FSI nor its Subsidiaries, nor, to FSI’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease, (iii) neither FSI nor its Subsidiaries, nor, to the knowledge of the FSI, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time, or both) would constitute a default under any provision of any Lease and (iv) neither FSI nor its Subsidiaries have received written notice that it has violated or defaulted under any Lease.

3.9 Intellectual Property.

(a) Except where any such failure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all necessary fees and filings with respect to any material FSI Registered Intellectual Property have been paid in full and timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars to maintain ownership of and/or rights to such material FSI Registered Intellectual Property in full force and effect, and (ii) no issuance or registration obtained and no application filed by the FSI or its Subsidiaries for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement there are no material Legal Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any material FSI Registered Intellectual Property and, to the FSI’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

32

(b) FSI or its Subsidiaries owns all right, title and interest in and to or has a valid right to use all material Intellectual Property Rights used in or necessary for the business of FSI and its Subsidiaries (collectively, the “FSI Business Intellectual Property”) free and clear of all Encumbrances or obligations to others (other than Permitted Encumbrances), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to FSI or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, the FSI Business Intellectual Property shall be available for use by FSI and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the business of FSI and its Subsidiaries owned or used the FSI Business Intellectual Property immediately prior to the Closing Date (and without any payment or other restrictions regarding same).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, neither FSI nor any of its Subsidiaries has (i) transferred ownership of, granted any exclusive license or right, or granted any other license or right material to the business of FSI or its Subsidiaries with respect to, any material FSI-Owned Intellectual Property or FSI Licensed Intellectual Property used in or necessary for the business to any other Person or (ii) granted any customer the right to use any FSI Product. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI or its Subsidiaries, as applicable, have valid rights under all Contracts for FSI Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all FSI Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by FSI or its Subsidiaries.

(d) The FSI-Owned Intellectual Property and the FSI Licensed Intellectual Property constitute (i) all of the Intellectual Property Rights used or held for use by FSI or its Subsidiaries in or necessary for the operation of their respective businesses, and (ii) all Intellectual Property Rights necessary and sufficient to enable FSI and its Subsidiaries to conduct their respective businesses as currently conducted and as currently proposed to be conducted in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, the FSI-Owned Intellectual Property (including all of FSI’s and its Subsidiaries rights therein) is valid, subsisting and enforceable (except for applications for FSI Registered Intellectual Property that have not issued), and, FSI’s and its Subsidiaries’ rights in and to the FSI Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each current and former employee, consultant, advisor or independent contractor of FSI or its Subsidiaries that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Intellectual Property Rights for FSI or its Subsidiaries since their inception (each such person, an “FSI Creator”) has agreed under a valid and enforceable confidentiality agreement to maintain and protect the trade secrets and confidential information of FSI and its Subsidiaries, as applicable, and has validly transferred and assigned to FSI or its Subsidiaries all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such FSI Creator in the course of such FSI Creator’s employment or other engagement with FSI or its Subsidiaries or has granted FSI and its Subsidiaries the right to exploit, sufficient for the conduct of the business of FSI and its subsidiaries as currently conducted, such Intellectual Property Rights.

33

(f) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each of FSI and its Subsidiaries has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by each of FSI and its Subsidiaries or any trade secrets, know-how and other confidential information of any third party made available to FSI or its Subsidiaries. No structure, method of use or method of manufacture, in each case, of a compound, to the extent protected as a trade secret, has been disclosed under any non-disclosure agreement that has a limited term for any limitation on use, reproduction or disclosure.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, none of the FSI-Owned Intellectual Property and, to FSI’s Knowledge, none of the FSI Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by FSI or its Subsidiaries or affects the validity, use or enforceability of any such FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) to FSI’s Knowledge, neither the conduct of the business of FSI or its Subsidiaries nor any of the FSI Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by FSI or its Subsidiaries nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any FSI Product has infringed, has constituted or has resulted from an unauthorized use or misappropriation of or has otherwise violated any valid and enforceable Intellectual Property Rights of any other Person, (ii) there is no Legal Proceeding pending or, to FSI’s Knowledge, threatened, nor has FSI or its Subsidiaries received any communications (a) alleging that FSI or its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person, (b) challenging the validity, enforceability, use or exclusive ownership of any FSI-Owned Intellectual Property or (c) inviting FSI or its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products or services of FSI or its Subsidiaries or to the conduct of the business of FSI or its Subsidiaries, and (iii) to FSI’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) all Company IT Systems are in good working condition to effectively perform all information technology operations necessary for FSI and its Subsidiaries to conduct the FSI Business and operate in accordance with their specifications and related documentation and perform in a manner that permits FSI and its Subsidiaries to conduct the FSI Business, (ii) none of FSI nor any of its Subsidiaries has experienced any disruption to, or interruption in, the FSI Business, (iii) FSI and its Subsidiaries have taken reasonable measures, consistent with current industry standards, to protect the confidentiality and security of the Company IT Systems (and all information stored thereon or transmitted thereby), including by implementing commercially reasonable back-up and disaster prevention and recovery measures, and (iv) there has been no unauthorized use, access, interruption, modification or corruption of any Company IT Systems (or information stored thereon or transmitted thereby).

34

(j) Neither FSI nor its Subsidiaries have developed any Software that is material to the business.

3.10 Material Contracts. Section 3.10 of the FSI Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which FSI or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which FSI or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “FSI Material Contract”):

(a) relating to the lease of real property by FSI or any of its Subsidiaries;

(b) for the purchase or sale of materials, supplies, goods, services, equipment or other assets requiring annual payments by FSI or any of its Subsidiaries of, or pursuant to which in the last year FSI or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(d) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $250,000 in the aggregate;

(e) relating to severance or change-in-control Contracts;

(f) in respect of any FSI Intellectual Property that provides for annual payments of, or pursuant to which in the last year FSI or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(g) containing any royalty, dividend or similar arrangement based on the revenues or profits of FSI or any of its Subsidiaries;

(h) with any Governmental Authority;

(i) with (i) an executive officer or director of FSI or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, in each case, excluding any Contract terminable at will without liability or notice, (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of FSI or (iii) to the knowledge of FSI, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than FSI or its Subsidiaries);

35

(j) that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(k) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of FSI or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

(l) with respect to material FSI Licensed Intellectual Property or FSI Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from FSI or its Subsidiaries in excess of $100,000 over the life of the Contract (other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Public Software, and (iii) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of FSI or its Subsidiaries pursuant to Contracts with employees, individual consultants or individual contractors).

Except for breaches, violations of defaults which would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, (i) each of the FSI Material Contracts is valid and in full force and effect and (ii) neither FSI nor any of its Subsidiaries, nor to FSI’s Knowledge any other party to an FSI Material Contract, is in violation of any provision of any FSI Material Contract.

3.11 Absence of Undisclosed Liabilities. As of the date of this Agreement, neither FSI nor any of its Subsidiaries have any Liabilities, individually or in the aggregate, except for Liabilities: (a) adequately shown on the FSI Balance Sheet, (b) incurred in the ordinary course of business since the date of the FSI Balance Sheet and that do not arise out of, result from, or relate to any tort, infringement or breach or violation of, or default under, a Contract or applicable Law, (c) arising under this Agreement, (d), individually or in the aggregate, that would not be reasonably likely to have an FSI Material Adverse Effect, or (e) as set forth on Section 3.11 of the FSI Disclosure Schedule.

3.12 Compliance with Laws; Regulatory Compliance.

(a) FSI and each of its Subsidiaries is in compliance in all material respects with all Laws or Orders. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to FSI or any of its Subsidiaries is pending or, to the knowledge of FSI, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on FSI or any of its Subsidiaries.

(b) International Trade & Anti-Corruption Laws.

36

(i) Neither FSI nor its Subsidiaries, or, to the FSI’s Knowledge, any of its Representatives is or has been, since the incorporation of FSI, (A) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (B) located, organized or resident in a Sanctioned Country; or (C) an entity owned, directly or indirectly, by one or more Persons described in clause (A) or (B). FSI and its Subsidiaries are, and for the past five years have been, in compliance with applicable Sanctions in all material respects.

(ii) Neither FSI nor, to FSI’s Knowledge, any of its Subsidiaries or Representatives for the benefit of FSI or its Subsidiaries, has (A) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (B) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (C) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) Except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, each of FSI and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Environmental Protection Agency (“EPA”) and any Governmental Authority with the authority to regulate or supervise the storage, packaging, labeling, product safety, quality, use, manufacturing or distribution of FSI Products (any such Governmental Authority, a “FSI Regulatory Agency”) necessary for the lawful operation of the businesses of FSI and each of its Subsidiaries as currently conducted (the “FSI Permits”). Except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, all such FSI Permits are valid, and in full force and effect. In the past five (5) years, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any FSI Permit except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect. FSI and each of its Subsidiaries is in compliance in all material respects with the terms of all FSI Permits, and no event has occurred that, to the knowledge of FSI, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any FSI Permit, except as it has not had, and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(d) None of FSI or its Subsidiaries nor, to the knowledge of FSI, any Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the EPA or any other FSI Regulatory Agency to investigate it for potential fraud, waste or abuse, illegal gratuity or other prohibited practices. There are no consent decrees (including plea agreements) or similar actions to which FSI or any of its Subsidiaries or, to the knowledge of FSI, any Representative thereof, is bound or which relate to FSI Products.

(e) FSI and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of any FSI Regulatory Agency with respect to the labeling, packaging, storing, testing, development, manufacture, packaging and distribution of the FSI Products.

37

(f) All applications, submissions, information and data utilized by FSI or any of its Subsidiaries as the basis for, or submitted by or on behalf of FSI or any of its Subsidiaries in connection with any and all requests for a FSI Permit relating to FSI or any of its Subsidiaries, when submitted to the EPA or other FSI Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws to be submitted to the EPA or other FSI Regulatory Agency have been submitted.

(g) FSI and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, and establishment inspection reports received from any FSI Regulatory Agency. FSI and its Subsidiaries have made available to the Company for review all correspondence to or from any FSI Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with any FSI Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from any FSI Regulatory Agency, or prepared by any FSI Regulatory Agency or which bear in any way on FSI’s or any of its Subsidiaries’ compliance with the Laws of any FSI Regulatory Agency, or on the likelihood or timing of approval of any FSI Products.

3.13 Taxes and Tax Returns.

(a) Each Tax Return required to be filed by, or on behalf of, FSI or any of its Subsidiaries, and each Tax Return in which FSI or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete.

(b) FSI and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the condensed balance sheet dated as of December 31, 2021 included in the FSI Financial Statements (the “FSI Balance Sheet”), and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, shareholder, partner, member, non-resident or other third party.

(c) The unpaid Taxes of FSI and its Subsidiaries (i) did not, as of the date of the FSI Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the FSI Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of FSI and its Subsidiaries in filing their Tax Returns.

(d) FSI has delivered to the Company correct and complete copies of all U.S. federal, U.S. state and Canadian federal and provincial income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by FSI or any of its Subsidiaries for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

38

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSI or any of its Subsidiaries.

(f) None of FSI or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(g) None of FSI or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h) There is no Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing by a Taxing Authority to FSI or its Subsidiaries with respect to a Tax Return of FSI or any of its Subsidiaries.

(i) None of FSI or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of FSI or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of FSI or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l) None of FSI or any of its Subsidiaries (i) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which was FSI (other than a group in which the parent is FSI) or (ii) has any liability for the Taxes of any person (other than FSI or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(m) None of FSI or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) FSI (i) is treated as a corporation for United States federal income tax purposes (and no election has been made to treat such entity other than as a corporation for United States federal income tax purposes), and (ii) is treated as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes.

39

(o) None of FSI or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p) None of FSI or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting prior to the Closing;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii) installment sale or open transaction disposition made prior to the Closing;

(iv) prepaid amount received prior to the Closing Date; or

(v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code.

(q) No written claim has been made by any Taxing Authority to FSI or its Subsidiaries that FSI or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(r) There are no circumstances existing which could result in the application to FSI or any of its Subsidiaries of sections 17, 78, or 80 to 80.04 of the Tax Act or any analogous provision of any comparable federal, provincial or foreign tax law.

(s) No Governmental Authority has challenged the residency of FSI or any of its Subsidiaries for Tax purposes, and there are no valid grounds for such a challenge.

(t) None of FSI or any of its Subsidiaries has been subject to the provisions of section 212.3 of the Tax Act in a manner that resulted in a deemed dividend or a reduction of the paid-up capital of any class of shares of FSI.

(u) For all transactions entered into by FSI or any of its Subsidiaries with each other, or with any non-Canadian resident Person with which FSI is not dealing at arm’s length at the time of such transaction, FSI and its Subsidiaries have respected the contemporaneous documentation requirements imposed by the Tax Act and any analogous provisions of federal, provincial or foreign law, and made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and any analogous provisions of federal, provincial or foreign law.

40

(v) None of FSI or any of its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in FSI or any of its Subsidiaries becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable federal, provincial or foreign tax law.

(w) None of FSI or any of its Subsidiaries has received any refund of Taxes to which it is not entitled, including any refund resulting from a deemed overpayment of Tax pursuant to s. 125.7(2) of the Tax Act, relating to claims pursuant to the Canada Emergency Wage Subsidy.

(x) All research and development investment tax credits (“ITCs”) claimed by FSI or any of its Subsidiaries, if any, were claimed in the ordinary course, and in accordance with the Tax Act and the relevant provincial Tax Laws and FSI satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by FSI or any of its Subsidiaries in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and FSI or its Subsidiaries, as applicable, satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs. All ITCs and all refunds of ITCs for the calendar year ended December 31, 2021 are set forth on Section 3.13(x) of the FSI Disclosure Schedule.

(y) None of FSI or any of its Subsidiaries has made an “excessive eligible dividend designation” as defined in the Tax Act or that is subject to the provisions of any similar federal, provincial or foreign Tax legislation.

(z) No amount in respect of any outlay or expense that is deductible for the purpose of computing the income of FSI or any of its Subsidiaries for purposes of the Tax Act will, as of the Closing Date, have been owing by FSI or its Subsidiaries (as applicable) for longer than two taxation years to a Person with whom such corporation was not dealing at arm’s length as that term is understood for purposes of the Tax Act at the time the outlay or expense was incurred.

(aa) None of FSI or any of its Subsidiaries has paid a dividend to which Tax under Part VI.1 of the Tax Act, or any provisions of any similar federal, provincial or foreign Tax law applies.

(bb) Each of FSI and its Subsidiaries, if required by applicable Law to be registered under the Excise Tax Act (Canada) with respect to the Goods and Services Tax, and any similar provincial, state or other jurisdictions’ value-added to sales tax law, is duly registered under such law, and has timely collected and remitted to the appropriate Governmental Authority when required to do so all amounts required to be collected, remitted or paid on account of all taxes under such laws.

(cc) None of FSI or any of its Subsidiaries is a party to any election under the Excise Tax Act (Canada).

41

3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the FSI Disclosure Schedule sets forth a list of every Employee Program maintained by FSI or any of its Subsidiaries (the “FSI Employee Programs”).

(b) Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect, each FSI Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such FSI Employee Program for any period for which such FSI Employee Program would not otherwise be covered by an IRS determination. To the knowledge of FSI no event or omission has occurred which would reasonably be expected to cause any FSI Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect, neither FSI nor any Subsidiary of FSI knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the FSI Employee Programs. With respect to any FSI Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of FSI, threatened with respect to any FSI Employee Program.

(d) Neither FSI nor any ERISA Affiliate has ever sponsored, maintained, administered, or contributed (or had an obligation to contribute to), or is reasonably expected to have any direct or indirect liability with respect to: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Neither FSI nor any of its Subsidiaries is a party to any written (i) agreement with any shareholder, director or employee of FSI or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FSI or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding FSI or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall arise or be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. None of the FSI Employee Programs provide for retiree medical or life insurance benefits to any current or former employee, officer, or director of FSI or any of its Subsidiaries, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law.

42

(f) There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has FSI made any such payment, and the consummation of the transactions contemplated herein shall not obligate FSI or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each FSI Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under the FSI Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of FSI if it would have ever been considered a single employer with FSI under ERISA Section 4001(b) or part of the same “controlled group” as FSI for purposes of ERISA Section 302(d)(3).

3.15 Labor and Employment Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, FSI and its Subsidiaries are, and since the date of incorporation of FSI have been, in compliance with all applicable Laws relating to labor and employment, including those related to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

43

(b) Neither FSI nor any of its Subsidiaries is, or, since the date of incorporation of FSI has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no employees of FSI or any of its Subsidiaries are represented by a labor union, and there have not been any, and to the FSI’s Knowledge there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former employee. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect, there are no unfair labor practice complaints pending or, to FSI’s Knowledge, threatened against FSI or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former employee with respect to FSI or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to FSI’s Knowledge, threatened against or affecting FSI or any of its Subsidiaries, except for such actions and events that have not had and would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

(c) FSI and each of its Subsidiaries is, and has been since the date of incorporation of FSI, in material compliance with the Worker Adjustment and Retraining Notification Act and has no current material liabilities or other material obligations thereunder.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have an FSI Material Adverse Effect:

(a) FSI and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the FSI Owned Real Property and the FSI Leased Real Property;

(b) none of FSI or any of its Subsidiaries has generated, transported, treated, stored or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by FSI or its Subsidiaries at or on any FSI Owned Real Property or any FSI Leased Real Property or any property or facility that FSI or any of its Subsidiaries previously owned or leased that requires reporting, investigation or remediation by FSI or its Subsidiaries pursuant to any Environmental Law;

(c) none of FSI or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of FSI, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on any FSI Owned Real Property or any FSI Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by FSI or its Subsidiaries pursuant to any Environmental Law.

44

3.17 Insurance. FSI has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of FSI and each Subsidiary of FSI. Each of such insurance policies is in full force and effect and FSI and each Subsidiary of FSI are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the date of incorporation of FSI, neither FSI nor any Subsidiary of FSI has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of FSI or any Subsidiary of FSI. All information provided to insurance carriers (in applications and otherwise) on behalf of FSI and each of its Subsidiaries was, as of the date of such provision, accurate and complete. FSI and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against FSI or any Subsidiary of FSI, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed FSI or any Subsidiary of FSI of its intent to do so.

3.18 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of FSI or any of its Subsidiaries from any Governmental Authority, and, to the knowledge of FSI, no basis exists for any Governmental Authority to seek payment or repayment from FSI or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of FSI or any of its Subsidiaries, under any such program.

3.19 Transactions with Affiliates. Except as set forth in the FSI SEC Reports filed prior to the date of this Agreement, since the date of FSI’s last proxy statement filed in October 2021 with the SEC, no event has occurred that would be required to be reported by FSI pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the FSI Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of FSI as of the date of this Agreement.

3.20 Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of FSI, threatened in writing against, FSI or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect.

3.21 Inapplicability of Anti-Takeover Statutes. No Alberta or other Governmental Authority takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the FSI Support Agreement(s) or any of the other Contemplated Transactions.

3.22 Vote Required. The affirmative vote of the holders of a majority of the votes properly cast at the FSI Shareholder Meeting in respect of the FSI Shareholder Proposals are the only votes of the holders of any class or series of FSI Capital Shares necessary to approve the FSI Shareholder Proposals (the “FSI Shareholder Approval”).

45

3.23 No Financial Advisor. Except for BTIG, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of FSI or any Subsidiary of FSI.

3.24 [Reserved]

3.25 Disclosure; FSI Information. The information relating to FSI or its Subsidiaries to be contained in the Registration Statement / Proxy Statement will not, on the date the Registration Statement / Proxy Statement is first mailed or made available to FSI Shareholders or at the time of the FSI Shareholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement / Proxy Statement will comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by FSI or the Merger Subs with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement / Proxy Statement.

3.26 Data Privacy and Security. Except as would not reasonably be expected to have, individually or in the aggregate, an FSI Material Adverse Effect:

(a) FSI and its Subsidiaries have implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“FSI Privacy and Data Security Policies”). Each of FSI and its Subsidiaries has at all times complied in all material respects with all applicable Privacy Laws, the FSI Privacy and Data Security Policies and contractual obligations entered into by FSI or its Subsidiaries relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “FSI Privacy Requirements”).

(b) As of the date hereof, FSI has not received notice of any pending Legal Proceedings, nor has there been any material Legal Proceedings against FSI or its Subsidiaries initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Authority, in each case, alleging that any Processing of Personal Data by or on behalf of FSI or its Subsidiaries is in violation of any FSI Privacy Requirements.

(c) Since the incorporation of FSI, (i) there has been no material unauthorized Processing of Personal Data in the possession or control of FSI or its Subsidiaries and/or any of the service providers of FSI or its Subsidiaries and (ii) to FSI’s Knowledge, there have been no unauthorized intrusions or breaches of security into any FSI IT Systems under the control of FSI or its Subsidiaries.

(d) FSI and its Subsidiaries own or have a binding Contract in place to use the FSI IT Systems as necessary to operate the business of FSI as currently conducted in all material respects.

46

(e) Each of FSI and its Subsidiaries has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. Each of FSI and its Subsidiaries maintains backups of all data used to conduct the business of FSI and its Subsidiaries at a reasonable frequency.

3.27 Reporting Status and Applicable Canadian Securities Laws Matters. FSI is not a private issuer within the meaning of National Instrument 45-106 – Prospectus Exemptions and is not a “reporting issuer” in any jurisdiction of Canada. FSI is in compliance with all applicable Canadian Securities Laws in all material respects. No cease trading order with respect to any securities of FSI, and, to the knowledge of FSI, no inquiry or investigation (formal or informal) of any Governmental Authority, or any enforcement action by any Governmental Authority, is in effect or ongoing or, to the knowledge of FSI, expected to be implemented or undertaken against FSI.

3.28 Exclusivity of Representation and Warranties. Except as otherwise expressly provided in this Section 3 (as modified by the FSI Disclosure Schedule), FSI hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to FSI, its Subsidiaries, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives by, or on behalf of, FSI, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the FSI Disclosure Schedule) or in any certificate delivered by FSI pursuant to this Agreement, neither FSI nor any other person on behalf of FSI has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of FSI (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, the Group Companies, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

47

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to (x) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (y) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (z) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(a) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of shareholders’ or stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(b) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(c) any written materials or communications sent by or on behalf of a Party to all of its shareholders or stockholders;

(d) any material notice, document or other communication sent by or on behalf of a Party to any party to any FSI Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any FSI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such FSI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(e) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(f) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(g) any material notice, report or other document received by a Party from any Governmental Authority.

48

Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

4.2 Operation of FSI’s Business.

(a) Other than as expressly contemplated by this Agreement or as set forth on Section 4.2 of the FSI Disclosure Schedule, during the Pre-Closing Period (i) FSI shall conduct its business and operations (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute FSI Material Contracts; (ii) FSI shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with FSI and (iii) FSI shall promptly notify the Company of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting FSI that is commenced, or, to the knowledge of FSI, threatened in writing against, FSI after the date of this Agreement.

(b) During the Pre-Closing Period, FSI shall promptly notify the Company in writing of (i) the discovery by FSI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by FSI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by FSI in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of FSI; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, FSI shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened with respect to FSI. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of FSI contained in this Agreement or the FSI Disclosure Schedule for purposes of Section 8.1.

49

4.3 Operation of the Company’s Business.

(a) Other than as expressly contemplated by this Agreement or the Note Purchase Agreement or as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period (i) the Company shall conduct its business and operations (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify FSI of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the knowledge of the Company, threatened against, the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify FSI in writing of (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise FSI in writing of any Legal Proceeding or material, written claim threatened in writing with respect to the Company. No notification given to FSI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(a) of the FSI Disclosure Schedule or (iii) with the prior written consent of the Company, at all times during the Pre-Closing Period, FSI shall not, nor shall it cause or permit any Subsidiary of FSI to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for FSI Common Shares from terminated employees of FSI);

50

(ii) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(ii) of the FSI Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (A) any capital stock or other security (except for FSI Common Shares issued upon the valid exercise of outstanding FSI Stock Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the articles of continuance, certificate of incorporation, bylaws or other charter or organizational documents of FSI or any Subsidiary of FSI, except as contemplated by this Agreement in connection with the Contemplated Transactions, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

(vi) other than in the Ordinary Course of Business or the new FSI 2022 Equity Incentive Plan in connection with the Contemplated Transactions, and in observance of common practice for a similarly situated company (A) adopt, establish or enter into any Company Employee Program; (B) cause or permit any Company Employee Program to be amended other than as required by Law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any FSI Material Contract;

51

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as FSI in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of FSI’s and/or any Subsidiary of FSI’s business, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company or (C) for a breach of this Agreement;

(xi) fail to make any material payment with respect to any of FSI’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii) except as permitted by Section 4.5, participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any Person, or the purchase or license of any assets or properties;

(xiii) agree to take, take or permit any Subsidiary of FSI to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a); or

(xiv) amend the FSI Articles or the approved FSI A&R Bylaws.

(b) Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (iii) with the prior written consent of FSI, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii) amend the Company Organizational Documents or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions (A) any capital stock or other security; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $250,000;

52

(vi) other than in the Ordinary Course of Business, and in observance of common practice for a similarly situated company (A) adopt, establish or enter into any Company Employee Program; (B) cause or permit any Company Employee Program to be amended other than as required by Law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Company Material Contract;

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business, subject to prior review and approval (with such approval not to be unreasonably withheld) by FSI or (C) for a breach of this Agreement;

(xi) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xii) agree to take, take, or permit any Subsidiary of the Company to take or agree to take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

(c) Notwithstanding any other provision of this Agreement, prior to the Closing, FSI may accelerate the vesting in full of all then outstanding FSI Stock Options.

53

4.5 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Contemplated Transactions shall not be deemed a violation of this Section 4.5. Each Party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each person (other than the Parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Contemplated Transactions that prohibits such Party from considering such inquiry or proposal, to the extent not inconsistent with the fiduciary duties of the Board of Directors of FSI or the Company. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 4.5 by a Party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 4.5 by such Party.

54

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents.

(a) As promptly as reasonably practicable after the date of this Agreement, FSI and the Company shall prepare, mutually agree upon and FSI shall file with the SEC a registration statement on Form S-4 relating to the FSI Shareholder Meeting, to be held in connection with the Merger, and containing a prospectus and proxy statement (together with any amendments thereof or supplements thereto, the “Registration Statement / Proxy Statement”), in connection with the registration under the Securities Act of the Merger Shares. FSI shall be solely responsible for all filing fees and costs required to be paid in connection therewith. Each of FSI and the Company shall use their commercially reasonable best efforts (i) to cause the Registration Statement / Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of FSI, the Merger Subs and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement / Proxy Statement. As promptly as practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, the Company shall (i) furnish to FSI all such information concerning the Company to be included in the Registration Statement / Proxy Statement, and (ii) cooperate with FSI to file the Registration Statement / Proxy Statement with the SEC within such thirty (30) day period. FSI shall use commercially reasonable best efforts to cause the Registration Statement / Proxy Statement to be mailed or made available to its shareholders as promptly as practicable, and in no event later than five (5) Business Days, after the Registration Statement / Proxy Statement is declared effective by the SEC. Each of the Company and FSI shall use commercially reasonable best efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If FSI, the Merger Subs or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the FSI shareholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement / Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its shareholders regarding the Contemplated Transactions, FSI shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. FSI will advise the Company, promptly after FSI receives notice thereof, of the clearance of the Registration Statement / Proxy Statement by the SEC or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement / Proxy Statement or for additional information.

5.2 Stockholder or Shareholder Approval.

(a) Company Stockholders’ Consent.

(i) The Company agrees that (A) the Company’s Board of Directors shall unanimously recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger, (B) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company Stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company Stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to FSI, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to FSI shall be adopted or proposed.

55

(ii) In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to FSI within forty-eight (48) hours after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC and the Company’s stockholders are notified of such fact a copy of such executed Company Stockholder Written Consent.

(iii) Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder notice of the Company Stockholders’ approval and adoption of this Agreement and, if applicable, the consummation of the Contemplated Transactions, in compliance with Section 228(e) of the DGCL.

(b) FSI Shareholder Meeting.

(i) FSI shall take all action necessary in accordance with applicable Laws and the FSI Articles and FSI Bylaws to call, give notice of, convene and hold a special meeting of the FSI Shareholders (the “FSI Shareholder Meeting”) to consider and vote on proposals to (A) issue the Merger Shares by virtue of the Merger, (B) approve the change of control of FSI resulting from the Merger, (C) adopt the FSI 2022 Equity Incentive Plan, (D) elect Eric Steen and such other individuals as designated by the Company as directors of FSI, effective as of the Closing and (E) ratify the FSI A&R Bylaws (collectively, the “FSI Shareholder Proposals”). The FSI Shareholder Meeting shall be held (on a date selected by FSI in consultation with the Company) as promptly as practicable, and in any event not later than forty-five (45) days after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC. If on the scheduled date of the FSI Shareholder meeting FSI has not obtained the FSI Shareholder Approvals, FSI shall have the right to adjourn or postpone the FSI Shareholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the FSI Shareholder Meeting was scheduled for the approval of the FSI Shareholder Proposals.

(ii) The Board of Directors of FSI shall recommend that the FSI Shareholders approve the FSI Shareholder Proposals (the “FSI Recommendation”) and FSI shall include such FSI Recommendation in the Registration Statement / Proxy Statement.

(c) FSI shall use its reasonable efforts to solicit from the FSI Shareholders proxies in favor of the FSI Shareholder Proposals and shall take all other action necessary or advisable to secure the FSI Shareholder Approvals.

5.3 Regulatory Approvals.

(a) Each Party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws. FSI shall be solely responsible for all filing fees and costs required to be paid in connection therewith. The Parties shall supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws.

56

(b) Without limiting the generality of FSI’s obligations under this Section 5.3 or otherwise, FSI shall promptly take or cause to be taken any and all action necessary to obtain promptly any clearance required and avoid every impediment under the HSR Act and any other Antitrust Law for the consummation of the Contemplated Transactions as promptly as possible, including agreeing to any structural or behavioral remedy with respect to its or its Affiliates’ assets (including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement) and, at the request of the Company, to litigate in order to avoid the entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) related to the HSR Act and any other Antitrust Law that would prevent or delay the consummation of the Contemplated Transactions. For the avoidance of doubt, FSI shall not take any action with respect to any Governmental Order or any applicable Laws which would bind the Company irrespective of whether the Contemplated Transactions occur. The Parties shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ (not including any interactions between the Company with Governmental Authorities in the ordinary course of business) and shall comply promptly with any such inquiry or request. Each of the Parties shall instruct their respective counsels to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust, competition or trade regulation issues at the earliest practicable dates. FSI shall be entitled to direct any proceedings or negotiations with any Governmental Authority, including any communications and meetings with or written submissions to any Governmental Authority, provided, however, that FSI shall afford the Company a reasonable opportunity to participate in any such communications or meetings and comment on any such written submissions, the acceptance of such comment shall not be unreasonably withheld.

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing Date, except with the consent of the Company, FSI and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or any other applicable Antitrust Laws.

5.4 [Reserved]

57

5.5 Indemnification of Officers and Directors.

(a) FSI and the Merger Subs agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of FSI or the Company provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Final Surviving Entity will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Organizational Documents and, during such six (6) year period following the Effective Time, FSI shall not and shall cause the Final Surviving Entity not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, FSI and the Final Surviving Entity also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 5.5(a) of the Company Disclosure Schedule between the Company and such individuals or (ii) required by the Company Organizational Documents, in each case as in effect immediately prior to the Effective Time.

(b) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(c) If FSI or the Final Surviving Entity or any of the successors or assigns of FSI or the Final Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FSI or the Final Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6 Reasonable Best Efforts.

(a) Each of the Parties hereto agrees to use its reasonable best efforts, and to cooperate with each other Party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.

58

(b) The Parties acknowledge that certain consents to the Contemplated Transactions may be required from parties to Contracts, Leases, licenses or other agreements to which the Parties and their Subsidiaries are a party (including the Company Material Contracts and the FSI Material Contracts) and such consents may not have been obtained prior to the Closing. The Parties agree and acknowledges that neither the Group Companies, nor FSI or any of its Subsidiaries will have any liability whatsoever to the other Party (and no Party will be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default, acceleration or termination of any such Contract, Lease, license or other agreement as a result thereof. The Parties further agree that no representation, warranty or covenant of the Parties contained herein will be breached or deemed breached and no condition of the Parties will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

(c) FSI shall use its commercially reasonable efforts to obtain, prior to the filing of the Registration Statement / Proxy Statement, for its Board of Directors a fairness opinion with respect to the Merger customary for a transaction similar to the Merger and in form and substance satisfactory to FSI, which fairness opinion, if obtained, will be included in the Registration Statement / Proxy Statement. FSI will not file the Registration Statement / Proxy Statement until such Board of Directors receives such fairness opinion.

5.7 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and FSI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or FSI in compliance with this Section 5.7.

5.8 Listing. At or prior to the Effective Time, FSI shall use its commercially reasonable efforts to cause the Merger Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE American (or such other market which the FSI Capital Shares then trades) at or prior to the Effective Time and the Company shall use its commercially reasonable efforts to provide the information required for the NYSE American Additional Listing Application and related rules and to fully cooperate and participate in preparing such application and obtaining such listing.

59

5.9 Tax Matters.

(a) The Parties intend that, for United States federal income tax purposes, the First Merger and the Second Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that together qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of FSI, Merger Subs and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). FSI and the Company shall not take any action prior to the Closing, and FSI shall not take any action or fail to take any action (and shall prevent the Final Surviving Entity from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall report the First Merger and the Second Merger, taken together, for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing Tax representation letters of the sort customarily provided as the basis for a legal opinion that the Merger qualifies for the Intended Tax Treatment.

(b) FSI shall file all Tax returns and reports in a manner consistent with its treatment as a corporation for United States federal income tax purposes and as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes. FSI shall not take any action that would adversely affect its treatment as a corporation for United States federal income tax purposes or as a “surrogate foreign corporation” under Section 7874(b) of the Code that is treated as a United States corporation for United States federal income tax purposes.

5.10 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Post-Closing Directors and Officers.

(a) Subject to any legal requirement, at and immediately after the Effective Time, the initial size of the Board of Directors of the Final Surviving Entity and the initial directors to serve on the Board of Directors of Final Surviving Entity, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, shall be selected by the Company, in its sole discretion, prior to the Effective Time. At and immediately after the Effective Time, the officers of the Final Surviving Entity and the composition of the committees within the Board of Directors of the Final Surviving Entity shall be selected by the Company, in its sole discretion, prior to the Effective Time and the Company may, in its sole discretion, determine the terms, classes and other aspects of the Board of Directors of the Final Surviving Entity, in accordance with the listing requirements under the NYSE American and the laws of the Province of Alberta, Canada. Prior to the mailing of the Registration Statement / Proxy Statement to the pre-Closing FSI shareholders, the Company may in its sole discretion replace any of its designee(s) with any individual by notice to FSI. In the event that any individuals identified by the Company is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director or Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the pre-Closing FSI shareholders, the Company may in its sole discretion replace such individual with another individual to serve as such director or officer.

60

5.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, FSI, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder or shareholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.13 Section 16 Matters. To the extent the equity securities of FSI resulting from the Contemplated Transactions, including the Merger Shares, are intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Board of Directors of FSI will use reasonable efforts to approve in advance of Closing any acquisitions and/or dispositions of equity securities of FSI resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of FSI.

5.14 [Reserved].

5.15 Form S-8. FSI shall file a registration statement on Form S-8, to the extent such form is available, for the FSI Common Shares issuable with respect to each Rollover Option assumed by FSI in the Merger, and the FSI Common Shares issuable pursuant to the FSI 2022 Equity Incentive Plan, as soon as administratively practicable following the Effective Time, but in any event no later than thirty (30) calendar days following the Closing Date, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Rollover Options remain outstanding.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.2 Stockholder and Shareholder Approval and Support Agreements. (a) This Agreement, the Merger, the conversion of the Company Preferred Stock into Company Common Stock, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, including, but not limited to, the Key Company Stockholders’ written agreement to vote all of their shares pursuant to the Company Stockholder Support Agreement, and (b) the FSI Shareholder Proposals shall have been duly approved by the FSI Shareholder Approval.

61

6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from FSI, the Merger Subs or the Company any damages or other relief that may be material to FSI or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of FSI.

6.4 Registration Statement / Proxy Statement. The Company’s Registration Statements / Proxy Statement on Form S-4 shall have been declared effective by the SEC. No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Registration Statement / Proxy Statement shall have been initiated or threatened by the SEC or any other Governmental Authority.

6.5 Stock Exchange Listing. The Merger Shares shall be listed on the NYSE American, or another national securities exchange mutually agreed to by the parties, as of the Effective Time.

6.6 Note Purchase Agreement. The Note Purchase Agreement and the Notes shall be in full force and effect, and the Company shall have received the Tranche 1 Purchase Price and the Tranche 2 Purchase Price (each as defined in the Note Purchase Agreement).

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FSI AND THE MERGER SUBS

The obligations of FSI and the Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by FSI, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement (a) (i) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (b) the representation and warranties of the Company contained in Section 2.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

62

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Officer’s Certificate. FSI shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of FSI and the Merger Subs contained in this Agreement (a) (i) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, an FSI Material Adverse Effect and (b) the representation and warranties of FSI and the Merger Subs contained in Section 3.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for de minimis inaccuracies.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that FSI or the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Officer’s Certificates. The Company shall have received a certificate executed by the Chief Executive Officer of FSI confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied.

8.4 FSI 2022 Equity Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the FSI Board of Directors shall approve and adopt a new FSI 2022 Equity Incentive Plan, in substantially the form attached hereto as Exhibit E (the “FSI 2022 Equity Incentive Plan”) and with any changes or modifications thereto as the Company may determine in its sole discretion, reserving for grant thereunder an initial number of FSI Common Shares equal to (a) ten (10%) percent of FSI’s fully-diluted outstanding stock immediately after the Closing, (b) a five (5%) percent evergreen, and (c) the assumption and conversion of certain of the Company’s stock options existing pre-Closing, including, for the avoidance of doubt, in the outstanding share calculation, the FSI Common Shares issuable upon the exercise or conversion of the Rollover Options that are issued and outstanding as of immediately prior to the Effective Time.

63

8.5 Resignation of FSI Directors. The directors of FSI immediately prior to the Closing shall have resigned as directors of FSI, effective as of the Closing, and the Company shall have received a resignation letter from each such Person.

8.6 No FSI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any FSI Material Adverse Effect.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Merger Shares in the Merger by FSI’s shareholders, unless otherwise specified below):

(a) by mutual written consent of FSI and the Company duly authorized by the Boards of Directors of FSI and the Company;

(b) by either FSI or the Company if the Merger shall not have been consummated by September 30, 2022; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either FSI or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by FSI if the Company Stockholder Approval shall not have been obtained within forty-eight (48) hours after the date that the definitive Registration Statement / Proxy Statement is filed with the SEC;

(e) by either FSI or the Company if (i) the FSI Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and FSI’s shareholders shall have taken a final vote on the FSI Shareholder Proposals and (ii) the FSI Shareholder Proposals shall not have been approved at the FSI Shareholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the FSI Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to FSI where the failure to obtain the FSI Shareholder Approval shall have been caused by the action or failure to act of FSI and such action or failure to act constitutes a material breach by FSI of this Agreement;

64

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of FSI or the Merger Subs set forth in this Agreement, or if any representation or warranty of FSI or the Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in FSI’s, Merger Sub I’s, or Merger Sub II’s representations and warranties or breach by FSI or the Merger Subs is curable by FSI or the Merger Subs, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from FSI or the Merger Subs to the Company of such breach or inaccuracy and (ii) FSI or the Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by FSI or the Merger Subs is cured prior to such termination becoming effective); or

(g) by FSI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided; that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to FSI of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

65

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 10 and any corresponding definitions set forth herein.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and FSI at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Merger Shares in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or shareholder, no amendment shall be made which by Law requires further approval of the stockholders or shareholders of such Party without the further approval of such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and FSI.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

66

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any such action or proceeding arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any action or proceeding relating thereto except in the courts described above in Delaware, other than action or proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Contemplated Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.6.

10.7 Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the parties hereto; and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

67

10.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email address or as set forth beneath the name of such Party below (or to such other email address as such Party shall have specified in a written notice given to the other parties hereto):

if to FSI or the Merger Subs:

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

Telephone: 250-413-7025

Email: dan@flexiblesolutions.com

Attention: Daniel O’Brien

with a copy to:

Hart & Hart, LLC

1624 N. Washington St.

Denver, CO 80203

Telephone: 303-839-0061

Email: harttrinen@aol.com

Attention: William T. Hart

if to the Company:

Lygos, Inc.

1249 Eighth St.

Berkeley, CA 94710

Telephone: 415-294-0069

Attention: Eric Steen, esteen@lygos.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

Telephone: (415) 773-5700

Attention: John Bautista, jbautista@orrick.com; Richard Vernon Smith, rsmith@orrick.com

68

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any document or item will be deemed “delivered,” “furnished,” “provided” or “made available” within the meaning of this Agreement if such document or item is included in the VDR, prior to the execution of this Agreement.

(g) Any reference herein to “dollars” or “$” shall mean United States dollars.

[Remainder of page intentionally left blank]

69

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB I, INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

FSI MERGER SUB II, INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LYGOS, INC.

By:	/s/ Eric Steen
Name:	Eric Steen
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Alternative Transaction” has the meaning set forth in Section 4.5.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010, (c) the Corruption of Foreign Public Officials Act (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (d) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” has the meaning set forth in Section 2.4(b).

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the State of Delaware, State of California or Province of Alberta, Canada.

“Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder, as the foregoing may be amended from time to time.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between a Group Company or FSI or its Subsidiaries, as applicable, and any labor organization or other authorized employee representative representing any director, officer, employee or individual independent contractor of any Group Company, FSI, or is Subsidiaries, as applicable.

1

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(i).

“Company Business” means the business of the Group Companies as currently conducted.

“Company Capital Stock” means the Common Stock and Preferred Stock of the Company.

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Creator” has the meaning set forth in Section 2.9(e).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Founder” means Eric Steen.

“Company Intellectual Property” means Company-Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company. If referenced under Section 2.9 or 2.24 “Company IT Systems” shall mean such Company IT Systems owned, licensed or leased by a Group Company. If referenced under Section 3.9 “Company IT Systems” shall mean such Company IT Systems owned, licensed or leased by FSI or a Subsidiary of FSI.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by a Group Company that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by a Group Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by a Group Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

2

“Company Licensed Intellectual Property” means Intellectual Property Rights of any Person that is licensed or sublicensed to any Group Company under a valid agreement.

“Company Licensed Out IP” means all licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or license (whether or not exercisable) to any Company-Owned Intellectual Property or Company Licensed Intellectual Property.

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Group Companies, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes affecting the industry in the jurisdictions the Company Business operates; (ii) changes in general economic or business conditions in the jurisdictions in which the Company Business operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which the Company Business operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which the Company Business operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of any of the Group Companies in respect of any of the Group Companies products or any other product candidates; (ix) any specific action taken (or omitted to be taken) at the request of FSI or the Merger Subs or expressly required by this Agreement; and (x) any existing event, occurrence or circumstance of which FSI has knowledge as of the date hereof; or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Option” means an option (whether or not vested or exercisable) to purchase Company Common Stock that has been granted under a Company Option Plan.

“Company Option Plan” means, together, the Company’s 2010 Equity Incentive Plan and the Company 2021 Equity Incentive Plan.

“Company Organizational Documents” has the meaning set forth in Section 2.2.

3

“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Company Privacy and Data Security Policies” has the meaning set forth in Section 2.23(a).

“Company Privacy Requirements” has the meaning set forth in Section 2.23(a).

“Company Products” means the products used in the Company Business.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stockholder Approval” has the meaning set forth in Section 2.20.

“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in a form reasonably acceptable to FSI, signed by the minimum stockholders required to approve the forgoing actions, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Organizational Documents.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Confidentiality Agreement” means that certain mutual non-disclosure agreement, dated as of August 6. 2018, by and between the Company and FSI, as amended on April 19, 2021.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 1.3.

4

“Employee Program” means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all equity compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (a) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or FSI, as the case may be, or any subsidiary, stockholder, shareholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute. A non-exclusive license of Company Intellectual Property and FSI Intellectual Property shall not be deemed to be a lien.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“EPA” has the meaning set forth in Section 3.12(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

5

“Exchange Ratio” means (a) (i) the total number of FSI Capital Shares on a fully diluted basis outstanding as of the end of the last trading day of the FSI Common Shares on the NYSE American before the Effective Time multiplied by (ii) two, then divided by (b) the total number of shares of Company Capital Stock on fully diluted basis outstanding as of the same time.

“Final Surviving Entity” has the meaning set forth in Section 1.1.

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“Fractional Share Amount” has the meaning set forth in Section 1.5(d).

“FSI” has the meaning set forth in the Preamble.

“FSI 2022 Equity Incentive Plan” has the meaning set forth in Section 8.4.

“FSI A&R Bylaws” has the meaning set forth in the Recitals.

“FSI Articles” means the Articles of Continuance of FSI, as amended and in effect on the date hereof.

“FSI Business” means the business of FSI and any Subsidiary of FSI as currently conducted and currently proposed to be conducted.

“FSI Business Intellectual Property” has the meaning set forth in Section 3.9(b).

“FSI Bylaws” means the Bylaws of FSI, as amended and in effect on the date hereof.

“FSI Capital Shares” means the FSI Common Shares and the FSI Preferred Shares.

“FSI Common Shares” means the common shares, par value $0.001 per share, of FSI.

“FSI Creator” has the meaning set forth in Section 3.9(e).

“FSI Disclosure Schedule” has the meaning set forth in Section 3.

“FSI Employee Programs” has the meaning set forth in Section 3.14(a).

“FSI Financial Statements” has the meaning set forth in Section 3.5(c).

“FSI Intellectual Property” means FSI-Owned Intellectual Property, FSI Licensed Intellectual Property or FSI Registered Intellectual Property.

“FSI IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by FSI or its Subsidiaries.

6

“FSI Leased Real Property” means the real property leased, subleased or licensed by FSI, or any Subsidiary thereof, that is related to or used in connection with the FSI Business, and the real property leased, subleased or licensed by FSI or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by FSI or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“FSI Licensed Intellectual Property” means Intellectual Property Rights of any Person (in each case, other than FSI or its Subsidiaries) that is licensed or sublicensed to FSI or its Subsidiaries under a valid agreement.

“FSI Licensed Out IP” means all licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by FSI or its Subsidiaries any right or license (whether or not exercisable) to any FSI-Owned Intellectual Property or FSI Licensed Intellectual Property.

“FSI Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of FSI and its Subsidiaries, except that none of the following shall be taken into account in determining whether there has been an FSI Material Adverse Effect: (i) changes affecting the industry in the jurisdictions FSI operates; (ii) changes in general economic or business conditions in the jurisdictions in which FSI operates; (iii) changes in the financial, credit, banking or securities market (including any disruption thereof and any decline in the price of any security or market index); (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of terrorism in the jurisdictions in which FSI operates, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in the jurisdiction in which FSI operates; (v) any acts of God, calamities, including weather events, fires, natural disasters and earthquakes, or any epidemics, pandemics, contagious disease outbreaks (such as COVID-19) or public health emergencies; (vi) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (vii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (viii) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of FSI in respect of any of FSI Products or any other product candidates; (ix) any specific action taken at the written request of the Company or expressly required by this Agreement; or (b) prevent or materially delay the ability of FSI and or the Merger Subs to consummate the Contemplated Transactions.

“FSI Material Contract” has the meaning set forth in Section 3.10.

“FSI-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by FSI or its Subsidiaries.

7

“FSI Owned Real Property” means the real property in which FSI or any of its Subsidiaries has any fee title (or equivalent).

“FSI Permits” has the meaning set forth in Section 3.12(c).

“FSI Preferred Shares” means the preferred shares of FSI.

“FSI Privacy and Data Security Policies” has the meaning set forth in Section 3.26(a).

“FSI Privacy Requirements” has the meaning set forth in Section 3.26(a).

“FSI Products” means the products used in the FSI Business.

“FSI Recommendation” has the meaning set forth in Section 5.2(b)(ii).

“FSI Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, FSI or its Subsidiaries.

“FSI Regulatory Agency” has the meaning set forth in Section 3.12(c).

“FSI SEC Reports” has the meaning set forth in Section 3.5(a).

“FSI Shareholder Approval” has the meaning set forth in Section 3.22.

“FSI Shareholders” shall mean the holders of the capital stock of FSI immediately prior to the Effective Time.

“FSI Shareholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“FSI Shareholder Proposals” has the meaning set forth in Section 5.2(b)(i).

“FSI Stock Option Plan” means FSI’s Non-Qualified Stock Option Plan as of December 31, 2020, as amended.

“FSI Stock Options” means options to purchase FSI Common Shares issued under the FSI Stock Option Plan.

“FSI Support Agreement” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

8

“Governmental Order” means any order, judgment, ruling, decision, determination, verdict, writ, stipulation, award made, injunction, or decree issued, promulgated, or entered by or with any Governmental Authority.

“Group Companies” mean the Company and its direct and indirect Subsidiaries.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 2.4(b).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing in respect of any of the foregoing and any reissues, reexaminations, substitutes, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing, and any foreign counterparts of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other works of authorship, database and design rights, mask work rights, rights of publicity and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, specifications and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) all improvements to any of the foregoing; (g) the right to sue and collect damages for past, present and future infringement of any of the foregoing; (h) tangible embodiments of the foregoing and (i) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.9(a).

9

“IRS” means the Internal Revenue Service of the United States.

“Key Company Stockholders” means the stockholders of the Company set forth on Schedule A of the Company Disclosure Schedule.

“Knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Eric Steen and Bryce Dille after reasonable inquiry, and in the case of FSI, the actual knowledge of Daniel B. O’Brien, George Murray, John H. Bientjes, Robert Helina, Tom Fyles, Ben Seaman, David Fynn and Damera Fry after reasonable inquiry.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Lease” has the meaning set forth in Section 2.8(b).

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Letter of Transmittal” has the meaning set forth in Section 1.7(b).

“Liability” has the meaning set forth in Section 2.11.

“made available” means that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) has been posted in the electronic data site managed by the Company or FSI at the websites listed on Schedule A-1 at least 24 hours prior to time of execution and delivery of this Agreement on the date of this Agreement and retained at all times from the date of posting through Closing in such electronic data site.

“Major Shareholder” means Daniel B. O’Brien.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub I” has the meaning set forth in the Preamble.

10

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Note Purchase Agreement” has the meaning set forth in the Recitals.

“Notes” means the convertible promissory notes issued pursuant to the Note Purchase Agreement.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Company, FSI or any of their Subsidiaries, as applicable, on a non-exclusive basis under standard terms and conditions.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party.

“Party” or “Parties” means FSI, the Merger Subs and the Company.

“Patent” has the meaning set forth in the definition of Intellectual Property Rights.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (c) Encumbrances and other conditions, easements and reservations of rights and affecting the fee title to any real property leased by the Company or FSI, as applicable, which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (d) with respect to Company Leased Real Property and FSI Leased Real Property only and as applicable, Encumbrances (including Indebtedness) encumbering the fee title interested in any Company Leased Real Property and FSI Leased Real Property, as applicable, which are not attributable to the Company or FSI, respectively.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

11

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to any of the Group Companies, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state data security Laws, including state consumer protection Laws, and the European Union Directives 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act and/or comparable provincial law including the Personal Information Protection Act (Alberta) and Canada’s Anti-Spam Law (CASL).

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, the Merger Subs, FSI or any of their respective Subsidiaries, as the case may be, in each case acting for or on behalf of the relevant persons in connection with the respective Parties’ business.

“Restricted Shares” has the meaning set forth in Section 1.5(b).

“SAFE” means a Simple Agreement for Future Equity entered into by the Company.

“SAFE Party” means each Person that has entered into a SAFE with the Company.

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

12

“Sanctions” means economic or financial sanctions or trade embargoes, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.

“Sanctions and Export Control Laws” means any applicable Law related to (a) export controls, including the U.S. Export Administration Regulations, or (b) Sanctions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) application programming interfaces, user interfaces, firmware, Internet websites, web content and links; and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all rights associated with any of the foregoing.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Act” means the Income Tax Act (Canada), RSC 1985, c. 1 (5th Suppl.) and the Regulations thereunder.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“VDR” means the electronic data sites managed by the Company or its counsel access to which has been provided to certain Representatives of FSI.

13

EXHIBIT B

14

AMENDED AND RESTATED BY-LAW NO. 1

A by-law relating generally to

the transaction of the business and affairs of

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(hereinafter referred to as the “Corporation”)

DIRECTORS AND OFFICERS

1.	Calling of and Notice of Meetings – Meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Quorum – Subject to the residency requirements contained in the Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors then elected or appointed or such greater or lesser number of directors as the board may from time to time determine.

3.	Place of Meeting – Meetings of the board may be held in or outside Canada.

4.	Votes to Govern – At all meetings of the board, every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

5.	Interest of Directors and Officers Generally in Contracts – No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

6.	Appointment of Officers – Subject to the articles and any unanimous shareholder agreement, the board may from time to time appoint such officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

15

7.	Chairman of the Board – The board may from time to time appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the chief executive officer; and he shall, subject to the provisions of the Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the chief executive officer.

8.	Managing Director – The board may from time to time appoint a managing director who shall be a director. If appointed, he shall have such powers and duties as the board may specify. During the absence or disability of the chief executive officer, or if no chief executive officer has been appointed, the managing director shall also have the powers and duties of that office.

9.	Chief Executive Officer – If appointed, the chief executive officer, subject to the authority of the board, shall be responsible for implementing the strategic plans and policies of the Corporation as established by the board; and the chief executive officer shall have such other powers and duties as the board may specify.

10.	Chief Financial Officer – If appointed, the chief financial officer shall keep proper accounting records in compliance with the Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; the chief financial officer shall render to the board whenever required an account of all transactions as chief financial officer and of the financial position of the Corporation; and shall have such other powers and duties as the board or the chief executive officer may specify.

11.	Vice-President – If appointed, a vice-president shall have such powers and duties as the board or the chief executive officer may specify.

12.	Secretary – If appointed, the secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; the secretary shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; the secretary shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and the secretary shall have such other powers and duties as the board or the chief executive officer may specify.

13.	Treasurer – If appointed, the treasurer shall have such powers and duties as the board or the chief executive officer may specify. During the absence or disability of the chief financial officer, or if no chief financial officer has been appointed, the treasurer shall have the powers and duties of that office.

14.	Agents and Attorneys – The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.

16

SHAREHOLDERS’ MEETINGS

15.	Place and Time of Meetings – Subject to the Business Corporations Act and the articles, meetings of shareholders shall be held at the time and place determined by the board.

16.	Calling of Meetings – The board must call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders to be held at a place and at the time the board determines.

17.	Notice of Meetings – Notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director, and to the auditor of the corporation.

18.	Notice to Joint Shareholders – If two or more persons are registered as joint holders of any share, notice to one of those persons is sufficient to notice to all of them. A notice must be addressed to all those joint holders and the address to be used by the Corporation must be the address appearing in the securities register of the Corporation in respect of that joint holding or the first address appearing if there is more than one address.

19.	Failure to Give Notice – The accidental failure to give notice of a meeting of shareholders to any person entitled to a notice or any error in a notice not affecting its substance does not invalidate any action taken at the meeting to which the notice relates.

20.	Waiver of Notice – A shareholder or any other person entitled to attend a meeting of shareholders may waive, in any manner, notice of a meeting of shareholders. Attendance of a shareholder or other person at a meeting of shareholders is a waiver of notice of the meeting, except when the shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

21.	Notice of Adjourned Meetings – With the consent of the shareholders present at a meeting of shareholders, the chairperson may adjourn that meeting to another fixed time and place. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by verbal announcement at the time of the adjournment. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for the original meeting.

22.	Quorum – The quorum for the transaction of business at any meeting of the shareholders shall consist of at least one person holding or representing by proxy not less than 33 1/3% of the outstanding shares of the Corporation entitled to vote at the meeting. If a quorum is not present within one hour from the opening of a meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time (which time shall be not less than one day or more than 30 days from the time of the adjourned meeting) and the same place as the adjourned meeting but may not transact any other business. The quorum at an adjourned meeting of the shareholders, which has been adjourned in accordance with this paragraph, shall be the number of shareholders present personally or by proxy at such adjourned meeting.

17

23.	Loss of Quorum – If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, even if a quorum is not present throughout the meeting.

24.	Chairperson – The chairperson of any meeting of shareholders will be the first mentioned of the following officers (if appointed) present at the meeting: Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Vice-President or any other Vice-President. If none of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or Senior Vice-President is present at the meeting, and if more than one Vice-President is present, the first Vice-President to arrive will be chairperson of the meeting. If none of the foregoing officers is present, the shareholders present and entitled to vote at the meeting may choose a chairperson from among those individuals present.

25.	Procedure at Meetings – The chairperson of any meeting of shareholders will conduct the proceedings at the meeting in all respects. The chairperson’s decision on any matter or thing relating to procedure, including, without limiting the generality of the foregoing, any question regarding the validity of any instrument of proxy, is conclusive and binding upon the shareholders.

26.	Votes to Govern – At any meeting of shareholders, every question shall, unless otherwise required by the Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled a second or casting vote.

27.	Show of Hands – Subject to the provisions of the Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

28.	Ballots – On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

18

29.	Nomination of Directors –

	(a)	Subject to the provisions of the Business Corporations Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

		(i)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

		(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

		(iii)	by any person (a “Nominating Shareholder”): (i) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this paragraph 29 and at the close of business on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the notice procedures set forth below in this paragraph 29.

	(b)	In addition to any other applicable requirements, for a nomination to be made only by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation at the principal executive offices of the Corporation in accordance with this paragraph 29.

	(c)	To be timely, a Nominating Shareholder’s notice to the secretary of the Corporation must be made:

		(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth day following the Notice Date; and

19

(ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this paragraph. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

(d)	To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Corporation must set forth:

(i) as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the citizenship of such person; (iv) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (v) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below); and

(ii) as to the Nominating Shareholder giving the notice, full particulars of any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

(e)	The Corporation may require any proposed nominee to furnish such other information, including a written consent to act, as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f)	No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this paragraph 29; provided, however, that nothing in this paragraph 29 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

20

(g)	For the purposes of this paragraph 29:

	(i)	“public announcement” shall mean disclosure in a release reported by a national news service in Canada or the United States, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov/edgar or the System of Electronic Document Analysis and Retrieval at www.sedar.com, as applicable; and

	(ii)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada or the United States or any state thereof, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notice of the securities commission and similar regulatory authority of each province and territory of Canada or the United States or any state thereof.

(h)	Notwithstanding any other provision of the by-laws, notice given to the secretary of the Corporation pursuant to this paragraph 29 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

MEETING BY TELEPHONE

30.	Directors and Shareholders – Subject to the provisions of the Business Corporations Act, a director may participate in a meeting of the board or of a committee of the board and a shareholder or any other person entitled to attend a meeting of shareholders may participate in a meeting of shareholders by electronic means, telephone or other communication facilities that permit all persons participating in any such meeting to hear or otherwise communicate with each other.

21

INDEMNIFICATION

31.	Indemnification of Directors and Officers – The Corporation may indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

32.	Indemnity of Others – Except as otherwise required by the Business Corporations Act and subject to paragraph 31, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

33.	Right of Indemnity Not Exclusive – The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

34.	No liability of Directors or Officers for Certain Matters – To the extent permitted by law, no director or officer of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

22

DIVIDENDS

35.	Dividends – Subject to the provisions of the Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

36.	Dividend Cheques – A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

37.	Non-Receipt of Cheques – In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnify, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

38.	Unclaimed Dividends – Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS ETC.

39.	Banking Arrangements – The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

40.	Execution of Instruments – Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one director or officer, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

23

41.	Voting Rights in Other Bodies Corporate – The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

42.	Creation and Consolidation of Divisions – The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

43.	Name of Division – Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

44.	Officers of Divisions – From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such be officers of the Corporation.

MISCELLANEOUS

45.	Invalidity of Any Provisions of This By-Law – The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

46.	Omissions and Errors – The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

24

INTERPRETATION

47.	Interpretation – In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; “articles” include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; “board” shall mean the board of directors of the Corporation; “Business Corporations Act” shall mean the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended from time to time, or any Act that may hereafter be substituted therefor; “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and “signing officers” means any person authorized to sign on behalf of the Corporation pursuant to paragraph 40.

ENACTED by resolution of the directors of the Corporation passed on [date].

Name:
Title:

CONFIRMED by resolution of the voting shareholders of the Corporation passed on [date].

Name:
Title:

25

EXHIBIT C

26

CERTIFICATE OF MERGER

OF

FSI MERGER SUB I, INC.

(a Delaware corporation)

WITH AND INTO

LYGOS, INC.

(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), Lygos, Inc., the undersigned corporation, has executed this Certificate of Merger and hereby certifies to the following:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the merger are as follows:

Name	Jurisdiction of Incorporation
FSI Merger Sub I, Inc.	Delaware
Lygos, Inc.	Delaware

SECOND: That certain Agreement and Plan of Merger and Reorganization, made and entered into as of April 17, 2022 (the “Merger Agreement”), by and among the Constituent Corporations and the other parties thereto, setting forth the terms and conditions of the merger of FSI Merger Sub I, Inc. with and into Lygos, Inc. (the “Merger”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: That the surviving corporation in the Merger (the “Surviving Corporation”) shall be Lygos, Inc. and the name of the Surviving Corporation shall be Lygos, Inc.

FOURTH: That the certificate of incorporation of the Surviving Corporation at the effective time of the Merger shall be amended and restated to read as set forth on Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or pursuant to the provisions of the laws of the State of Delaware.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is 1249 Eighth St, Berkeley, CA 94710, and will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

SIXTH: That the Merger Agreement has been adopted by the stockholders of each Constituent Corporation pursuant to and in accordance with Sections 228 and 251 of the DGCL.

SEVENTH: That this Certificate of Merger shall be effective upon filing with the Secretary of the State of Delaware.

* * * * *

27

IN WITNESS WHEREOF, Lygos, Inc. has caused this Certificate of Merger to be executed this [●], 2022.

LYGOS, INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LYGOS, INC.

ARTICLE I

NAME

The name of the corporation is Lygos, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 10 shares of common stock, par value of $0.001 per share (“Common Stock”).

Section 4.2 Common Stock. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

ARTICLE V

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) shall have the power and is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 6.2 Number, Election, Term. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 7.2 Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by applicable law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

2

EXHIBIT D

3

CERTIFICATE OF MERGER

OF

LYGOS, INC.

(a Delaware corporation)

WITH AND INTO

FSI MERGER SUB II, INC.

(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), Lygos, Inc., the undersigned corporation, has executed this Certificate of Merger and hereby certifies to the following:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the merger are as follows:

Name	Jurisdiction of Incorporation
Lygos, Inc.	Delaware
FSI Merger Sub II, Inc.	Delaware

SECOND: That Agreement and Plan of Merger and Reorganization, made and entered into as of April 17, 2022 (the “Merger Agreement”), by and among the Constituent Corporations and the other parties thereto, setting forth the terms and conditions of the merger of Lygos, Inc. with and into FSI Merger Sub II, Inc. (the “Merger”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: That the surviving corporation in the Merger (the “Surviving Corporation”) shall be FSI Merger Sub II, Inc. and the name of the Surviving Corporation shall be Lygos, Inc.

FOURTH: That the certificate of incorporation of the Surviving Corporation at the effective time of the Merger shall be amended and restated to read as set forth on Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or pursuant to the provisions of the laws of the State of Delaware.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is 1249 Eighth St, Berkeley, CA 94710, and will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

SIXTH: That the Merger Agreement has been adopted by the stockholders of each Constituent Corporation pursuant to and in accordance with Sections 228 and 251 of the DGCL.

SEVENTH: That this Certificate of Merger shall be effective upon filing with the Secretary of the State of Delaware.

* * * * *

4

IN WITNESS WHEREOF, Lygos, Inc. has caused this Certificate of Merger to be executed this [●], 2022.

LYGOS, Inc.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LYGOS, Inc.

ARTICLE I

NAME

The name of the corporation is Lygos, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 10 shares of common stock, par value of $0.001 per share (“Common Stock”).

Section 4.2 Common Stock. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

ARTICLE V

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) shall have the power and is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 6.2 Number, Election, Term. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 7.2 Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by applicable law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

EXHIBIT E

Flexible Solutions International, Inc.

2022 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonuses.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or the Committee that will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules and regulations shall be in effect from time to time.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Stock Bonuses.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h) “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (A) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (C) to a continuing or surviving entity described in Section 2(h)(i) above in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(B) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(C) the Company; and

(D) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Flexible Solutions International, Inc., an Alberta corporation, or any successor thereto.

(m) “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined pursuant to the terms of the long-term disability plan maintained by the Company or, if there is none, as defined by the Social Security Administration; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws.

(p) “Effective Date” means [●].

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (A) any action described in Section 15 of the Plan or any action taken in connection with a Change in Control transaction nor (B) any transfer or other disposition permitted under Section 14 of the Plan. For the purpose of clarity, each of the actions described in the prior sentence (none of which constitutes an Exchange Program) may be undertaken or authorized by the Administrator in its sole discretion without approval by the Company’s stockholders.

(t) “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low ask prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and in a manner that complies with Section 409A of the Code.

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or any Affiliate to render services to such entity or who renders, or has rendered, services to the Company or any Affiliate and is compensated for such services.

(x) “Inside Director” means a Director who is an Employee.

(y) “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(z) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means a stock option granted pursuant to the Plan.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee) “Participant” means the holder of an outstanding Award.

(ff) “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (i) sales or non-sales revenue; (ii) return on revenue; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue or revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management or completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (xxvii) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (C) on a per share and/or share per capita basis, (D) against the performance of the Company as a whole or against any Affiliate(s), particular segment(s), business unit(s) or product(s) of the Company or individual project company, (E) on a pre-tax or after-tax basis, (F) on a GAAP or non-GAAP basis, and/or (G) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(gg) “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(hh) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii) “Plan” means this 2022 Equity Incentive Plan.

(jj) “Prior Plan” means the Company’s Non-Qualified Stock Option Plan as of December 31, 2020, as amended..

(kk) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ll) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7 of the Plan.

(mm) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo) “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp) “Section 409A of the Code” means Section 409A of the Code and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(qq) “Service Provider” means an Employee, Director or Independent Contractor.

(rr) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(ss) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(tt) “Stock Bonus” means an Award granted pursuant to Section 10 of the Plan.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “Tax-Related Items” means any or all applicable national, local or other income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account, withholding, required deductions or payments or other tax-related items.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) [●]1 Shares, plus (ii) the number of Shares reserved for future issuance and not subject to outstanding awards under our Prior Plan on the Effective Date that will be added to the Plan on such date, plus (iii) the number of Shares subject to awards or issued under the Prior Plan that otherwise would have been returned to the Prior Plan on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) to be [●] Shares and clause (iii) to be [●] Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be automatically increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the smallest of (i) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year, (ii) [●] Shares, and (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. To the extent an Award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing, subject to the provisions of Section 15 below, the maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall equal the number set forth in Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become or again be available for issuance pursuant to Sections 3(b) and 3(c).

(d) Assumption or Substitution of Awards by the Company. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition, merger or consolidation of such other company or otherwise, by either: (i) assuming such award under this Plan or (ii) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.

1 NTD: This number will equal 10% of FSI’s fully-diluted outstanding stock immediately after the Closing.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee.

(b) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value in accordance with Section 2(t) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x) to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(xi) adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only a Committee comprised of two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act) shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d) Delegation. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company who may be (but are not required to be) Insiders (each, a “Delegate”) to (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Board or Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Affiliates; provided, however, that the Board or Committee resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Delegate and that such Delegate may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Board or Committee, unless otherwise provided in the resolutions approving the delegation authority.

(e) Administration of Awards Subject to Performance Goals. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f) Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

(g) Limitation of Liability. Each person who is or has been a member of the Administrator and each employee of the Company or an Affiliate who is a Delegate shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or Bylaws, as a matter of Applicable Laws, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5. Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonuses may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Eligibility for Incentive Stock Options is limited to individuals described in the first sentence of this Section 5 who are Employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Administrator’s authority in Section 4(b)(x) of the Plan, if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (i) the maximum term of the Option as set by its original terms, or (ii) ten (10) years from the grant date. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 6(a) shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Exercise Price and Other Terms.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(A) In the case of an Incentive Stock Option

(1) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(2) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(B) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Vesting and Exercisability. At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based upon the satisfaction of Performance Goals, then the Administrator will: (A) determine the nature, length and starting date of any Performance Period; (B) select the Performance Goals to be used to measure the performance; and (C) determine what additional conditions, if any, should apply.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (A) cash; (B) check; (C) promissory note, to the extent permitted by Applicable Laws; (D) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (E) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (F) by net exercise; (G) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (H) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Termination for Cause. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Vesting Criteria and Other Terms. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The restrictions will lapse at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the unvested Shares of Restricted Stock will be earned and the restrictions will lapse upon the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated while they are subject to restrictions.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. All such dividends or other distributions will be subject to the same terms, restrictions and risk of forfeiture as the Shares of Restricted Stock with respect to which the dividends or other distributions accrue and shall not be paid or distributed unless and until such related Shares have vested and been earned.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set the vesting criteria and other terms of the Restricted Stock Units in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. A Restricted Stock Unit Award will vest at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria and other conditions, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met to receive a payout.

(d) Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be paid or settled unless and until the related Restricted Stock Units have vested and been earned. To the extent applicable, any such dividend equivalents will comply with Section 409A of the Code or other similar Applicable Law.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f) Cancellation. On the date set forth in the Award Agreement, all Shares underlying any unvested or unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(d) Vesting Criteria and Other Terms. Other than the per Share exercise price, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of vesting and/or exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Stock Appreciation Right will vest and/or become exercisable at such times and upon such terms as are determined by the Administrator, which may include upon the completion of a specified period of service with the Company or an Affiliate and/or be based upon the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based upon on the satisfaction of Performance Goals, then the Administrator will: (i) determine the nature, length and starting date of any Performance Period; (ii) select the Performance Goals to be used to measure the performance; and (iii) determine what additional conditions, if any, should apply.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Stock Bonuses.

(a) Awards of Stock Bonuses. A Stock Bonus is an Award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonuses may but are not required to be made pursuant to an Award Agreement.

(b) Number of Shares. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus and any other terms applicable to such Stock Bonus.

(c) Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus on the date of payment, as determined in the sole discretion of the Administrator.

11. Outside Director Limitations. Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed (a) $[●] in total value for any Outside Director serving in his or her first year of service as an Outside Director and (b) $[●] in total value for any other Outside Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12. Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Participant’s employer or (b) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13. Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Administrator, in its sole discretion, may, subject to Applicable Laws, (a) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest, become exercisable and/or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting, exercise or payout schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. The designation of a beneficiary or the transfer to the beneficiary in accordance with Section 26 of the Plan will not constitute a transfer for purposes of this Section 14. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b) Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Corporate Transaction. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new awards for such outstanding Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated Award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of vesting, exercisability, payout or accelerated expiration of such outstanding Awards or the lapse of the Company’s right to repurchase or reacquire Shares acquired under such outstanding Awards or the lapse of forfeiture rights with respect to Shares acquired under such outstanding Awards; (F) the opportunity for Participants to exercise outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of any such Options and/or Stock Appreciation Rights not exercised prior thereto for no consideration; or (G) the cancellation of such outstanding Awards in exchange for no consideration.

(d) Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provisions, no such acceleration will occur (unless otherwise determined by the Administrator pursuant to Section 15(c) above).

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or an Affiliate), an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or are otherwise applicable with respect to such Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c) Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Section 409A of the Code.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20. Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

21. Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the vesting, exercise or payment of an Award unless the vesting, exercise or payment (as applicable) of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the vesting, exercise or payment of an Award, the Company may require the Participant (or recipient) to represent and warrant at the time of any such vesting, exercise or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Beneficiaries. If permitted by the Administrator, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. Except as otherwise provided in an Award Agreement, if no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to any person who has the right to acquire the Award by bequest or inheritance.

27. Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

o O o

-26-